   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2000
                                                      REGISTRATION NO. 333-49172
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM SB-2
                             AMENDMENT NO. 3 TO THE
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                  TELYNX, INC.
           (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)


         DELAWARE                           7371                   94-3022377
(State or other jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
      of incorporation          Classification Code Number)      Identification
      or organization)                                               Number)

                        6006 NORTH MESA STREET, SUITE 600
                              EL PASO, TEXAS 79912
                                 (915) 581-5828
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                          PRINCIPAL EXECUTIVE OFFICES)

                                  ALI AL-DAHWI
                             CHIEF EXECUTIVE OFFICER


                                  Telynx, INC.
                        6006 NORTH MESA STREET, SUITE 600
                              EL PASO, TEXAS 79912
                                 (915) 581-5828
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)


                                   ----------

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            SHELDON G. NUSSBAUM, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                                 (212) 318-3000

                                   ----------

         Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


==================================================================================================================================
                                              CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS OF         AMOUNT TO BE              PROPOSED MAXIMUM            PROPOSED MAXIMUM           AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED           OFFERING PRICE PER SHARE    AGGREGATE OFFERING PRICE    REGISTRATION FEE
  ---------------------------       ------------          ------------------------    ------------------------    ----------------
  Common Stock, $.01 par        130,598,040 shares(2)             $0.09(1)                $11,753,823.60             $3,103.01(3)
  value per share
==================================================================================================================================



(1) The price is estimated in accordance with Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and the low prices of the Common Stock on December 4, 2000.

(2) Includes 120,000,000 shares of Common Stock issuable pursuant to the terms of an equity credit line pursuant to which the registrant can require investors, under certain conditions, to purchase up to $17,000,000 of Common Stock. Also registered hereunder, pursuant to Rule 416, are an indeterminate number of additional shares of Common Stock that may become issuable pursuant to stock splits, stock dividends or other similar transactions. The number of shares of Common Stock registered hereunder pursuant to Rule 416, does not include an increased number of shares issuable under the equity credit line agreement resulting from decreases in the market price of the Common Stock.

(3) This amount has been previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS



                 SUBJECT TO COMPLETION, DATED DECEMBER 19, 2000

                                  TELYNX, INC.

                               130,598,040 SHARES


                                  COMMON STOCK


         Of the shares of common stock being offered, 10,598,040 shares are being offered by the selling stockholders named in Part A of the "selling stockholders" table on pages 37 through 40 of this prospectus. We will not receive any part of the proceeds from the sales of these shares of our common stock.

         The remaining 120,000,000 shares may be sold in the aggregate by The Keshet Fund L.P., Keshet L.P., Nesher Ltd., Talbiya B. Investments Ltd. and Esquire Trade & Finance Inc., who may purchase securities from Telynx pursuant to an equity line extension to Telynx by these entities. The terms of the equity line are described in detail later in this prospectus. Of these shares, the Keshet Fund L.P. may purchase up to 20,400,000 shares, Keshet L.P. may purchase up to 25,800,000 shares, Nesher Ltd. may purchase up to 13,200,000 shares, Talbiya B. Investments Ltd. may purchase up to 12,600,000 shares and Esquire Trade & Finance Inc. may purchase up to 48,000,000 shares. We will receive the proceeds of any securities that we sell through the equity line. The subscribers under the equity line, who are named in Part B of the "selling stockholders" table on page 41 of this prospectus, may resell the underlying shares of common stock pursuant to this prospectus. We did not have any prior relationships with any of the subscribers under the equity line.

         The selling stockholders may offer shares of our common stock on the OTC Bulletin Board in negotiated transactions or otherwise, or by a combination of these methods. The selling stockholders may sell the shares through broker-dealers who may receive compensation from the selling stockholders in the form of discounts and commissions. The Keshet Fund L.P., Keshet L.P., Nesher Ltd., Talbiya B. Investments Ltd. and Esquire Trade & Finance, Inc. are "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with its sales. We will pay the costs of registering the shares under this prospectus, including legal fees.

         Our common stock trades on the OTC Bulletin Board under the symbol "TLYX." On November 30, 2000, the closing sale price of our common stock was $0.10 per share. On November 28, 2000 our stockholders approved a change in our name from Cambio, Inc. to Telynx, Inc.

         Our principal executive offices are located at Telynx, Inc., 6006 North Mesa Street, Suite 600, El Paso, Texas 79912 and our telephone number is (915) 581-5828.


                                   ----------

YOU ARE URGED TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
Summary..................................................................................................6
Risk Factors.............................................................................................9
Forward-Looking Statements..............................................................................14
Use Of Proceeds.........................................................................................14
Dividend Policy.........................................................................................14
Capitalization..........................................................................................15
Market For Common Equity And Related Stockholder Matters................................................16
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure....................17
Selected Consolidated Financial Data....................................................................18
Management's Discussion And Analysis Of Financial Condition And Results Of Operations...................19
Business................................................................................................27
Management..............................................................................................32
Principal Stockholders................................................................................. 35
Related Party Transactions..............................................................................37
Description Of Capital Stock............................................................................38
Selling Stockholders................................................................................... 39
Plan of Distribution................................................................................... 43
Legal Matters.......................................................................................... 44
Experts................................................................................................ 44
Where You Can Find More Information.................................................................... 45
Disclosure Of Commission Position On Indemnification................................................... 45

                                     SUMMARY

         The information below is only a summary of more detailed information included in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.






                        TELYNX (formerly known as Cambio)


         We deliver significant value to our customers by designing and maintaining accurate models which allow visual tracking of each customer's unique network, resources and bandwidth capacity. This added value addresses the mission-critical needs of telecommunication and wireless communication networks by reducing our customer's time to service and cost of operation, while in the process improving quality of service. Our products and services are custom designed to enhance network operating support by reducing network related costs associated with a variety of business needs including network changes, relocations, mergers, acquisitions and network outsourcing including backup and disaster recovery planning. Network documentation is an essential business information system allowing network support professionals the ability to create, maintain and access a centralized graphic blueprint of the entire network operation including all technical components and their relationships. We also provide our customers a broad range of network integration, consulting, training and implementation services.


         We were incorporated in Delaware as Meadowbrook Rehabilitation Group, Inc. in 1986. In October 1998, we changed our name to Cambio, Inc. and in November 2000, we changed our name to Telynx, Inc. Our principal office is located at 6006 North Mesa, Suite 600, El Paso, Texas 79912, and our telephone number is (915) 581-5828.



                                  THE OFFERING


Common stock offered by Telynx..............................       No shares(1)

Common stock offered by subscribers under our equity line...       120,000,000 shares

Common stock offered by other selling stockholders..........       10,598,040 shares

Common stock to be outstanding after this offering..........       170,052,678 shares(2)

Use of proceeds.............................................       We will not receive any part of the proceeds from
                                                                   the sales of these shares of our common stock. We
                                                                   will receive, however, the net sale price of any
                                                                   convertible notes or warrants that are issued to
                                                                   the subscribers under the equity line agreement
                                                                   if, and to the extent, we elect to put such
                                                                   securities to these entities. All such proceeds
                                                                   will be used by us for general corporate purposes.

OTC Trading Symbol..........................................       TLYX



(1) We are not directly selling any shares under this prospectus. However, with respect to the 120,000,000 shares registered on behalf of the subscribers under the equity line agreement, the resale of these shares are viewed as an indirect primary distribution of our securities by us.

(2) This information is based on 50,052,678 shares outstanding at October 20, 2000. This information excludes 3,235,000 shares subject to options outstanding at October 20, 2000.

                             SUMMARY FINANCIAL DATA

         The following summary financial information is derived from and should be read together with our financial statements and the related notes included elsewhere in this prospectus. Please also read Use of Proceeds, Capitalization and Management's Discussion and Analysis of Financial Condition and Results of Operations.


                                                                                           THREE MONTHS     THREE MONTHS
                                                                              YEAR            ENDED             ENDED
                                        YEAR ENDED       YEAR ENDED           ENDED        SEPTEMBER 30,    SEPTEMBER 30,
                                      JUNE 30, 1998     JUNE 30, 1999     JUNE 30, 2000        1999             2000
                                      -------------     -------------     -------------    -------------    -------------
                                                                                            (unaudited)      (unaudited)
STATEMENT OF OPERATIONS DATA:
Total revenue ...................               --      $    823,000      $    983,000     $    228,000     $    120,000
Gross profit ....................               --           537,000           719,000          115,000          116,000
Loss from operations ............     $ (1,207,000)       (4,114,000)       (5,311,000)      (1,192,000)      (1,266,000)
Loss from discontinued
operations ......................       (1,798,000)       (1,013,000)               --               --               --
Basic and diluted net loss
per common share ................            (1.00)            (2.80)            (0.38)            (.30)            (.03)
Weighted average shares
outstanding .....................        2,851,893         3,574,460        14,190,965        3,968,961       43,428,492






                                                            SEPTEMBER 30, 2000
                                                            ------------------
                                                                (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents.............................          $   514,000
Working capital.......................................           (2,739,000)
Total assets..........................................            1,000,000
Total stockholders' deficit...........................           (3,549,000)

                                  RISK FACTORS


         An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information included in this prospectus, in deciding whether to invest in our common stock.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.


         We have a limited amount of available cash and we will likely require additional capital. We may not be able to raise additional capital in the future on terms acceptable to us or at all. If we are unable to raise additional capital in the future, we may not be able to continue as a going concern. In addition, we cannot be certain that the subscribers under the equity line agreement will have the ability to purchase our convertible notes and warrants put to it, pursuant to our equity line of credit. Also, our ability to require securities to be purchased under our equity line is contingent on several factors, including the underlying common stock being included on an effective registration statement and that no material adverse change has occurred in our business. Accordingly, we may not be able to raise necessary capital in the manner we expect pursuant to the equity line of credit.


WE RECENTLY ISSUED SHARES AT SIGNIFICANTLY BELOW THE MARKET PRICE AND WE CANNOT ASSURE YOU THAT WE WILL NOT DO SO IN THE FUTURE.

         In 2000, we completed various financings pursuant to which we issued shares of common stock at significantly below the market value of our common stock. We cannot assure you that we will not issue shares in the future at a price per share which is less than the then current market price.


         BECAUSE THE AMOUNT OF SECURITIES TO BE ISSUED TO THE SUBSCRIBERS UNDER THE EQUITY LINE AGREEMENT IS BASED ON A FLOATING CONVERSION RATE, ISSUANCE OF SOME OR ALL OF THE SECURITIES UNDER THE SUBSCRIPTION AGREEMENT COULD RESULT IN SIGNIFICANT DILUTION OF THE PER SHARE VALUE OF OUR COMMON STOCK HELD BY CURRENT STOCKHOLDERS.

         Because the amount of securities to be issued to the subscribers under the equity line agreement is based on a floating conversion rate that is tied to the average market price of our securities just prior to the time of drawdown, issuance of some or all of the securities allowed under the subscription agreement could result in significant dilution of the per share value of our common stock held by current investors.

         Some of the specific factors that may contribute to the dilution in the value of our common stock include the following:

         o the lower the average trading price of our securities at the time of the drawdown, the greater the number of securities that can be issued to the subscribers under the equity line agreement;

         o the lower effective purchase price per share of common stock under the equity line could result in additional shares being issuable under our outstanding convertible preferred stock;

         o the perceived risk of dilution may cause the subscribers under the equity line agreement as well as our other stockholders to sell their shares, which would contribute to the downward movement in the price of our common stock; and

         o the significant downward pressure on the trading price of our common stock could encourage our stockholders to engage in short sales, which would further contribute to the price decline of our common stock.


THE RECEIPT OF PAYMENTS TO THE FINDERS IN CONNECTION WITH THE EQUITY LINE OF CREDIT AGREEMENT MAY BE INCONSISTENT WITH THE PROVISIONS OF SECTION 15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         We paid fees and commissions to "finders" in connection with their introducing to us the subscribers under the equity line of credit agreement. The staff of the Securities and Exchange Commission has indicated to us that the receipt of these payments may be inconsistent with the registration provisions of Section 15 of the Securities Exchange Act of 1934, as amended. If these payments are determined to be inconsistent with Section 15, then under Section 29 of the Securities Exchange Act:

         o our obligation to pay a finder's fee to these entities may be voidable by us,

         o the subscribers may have the right to rescind their purchase of our securities in which case we may not be able to exercise the put; and

         o        we may be subject to regulatory action.

WE HAVE EXPERIENCED AND CONTINUE TO EXPERIENCE OPERATING LOSSES, AND OUR FUTURE PROFITABILITY IS UNCERTAIN.


         We do not know whether or when our business will ever be profitable. We have generated some revenue to date, but we have experienced operating losses since our inception. As of September 30, 2000, our accumulated deficit was approximately $31,249,000. As a result of these factors, our audit report for the year ended June 30, 2000 contains an explanatory paragraph regarding our ability to continue as a going concern.


OUR REVENUES AND PROFITABILITY HAVE FLUCTUATED AND COULD FLUCTUATE SIGNIFICANTLY IN THE FUTURE, WHICH MAY LIMIT YOUR ABILITY TO PREDICT OUR FUTURE PERFORMANCE.

         Our revenues and profitability may vary significantly from fiscal quarter to fiscal quarter as well as in comparison to the corresponding fiscal quarter of the preceding year. Period-to-period comparisons of our results of operations may not be meaningful, and you should not rely upon them as indications of our future performance.

         Some of the factors that may contribute to future fluctuations in our quarterly and annual operating results include:

o development and introduction of new operating systems and new product development expenses;

o        our introduction or enhancement of our products;

o        changes in our pricing policies or those of our competitors;

o        technological changes in computer systems and environments;

o market readiness to deploy systems management products for distributed computing environments; and

o customer order deferrals in anticipation of new products and product enhancements.

THE HIGH LEVEL OF COMPETITION WE FACE IN THE TELECOMMUNICATIONS INDUSTRY FROM COMPETITORS WHO OFTEN HAVE GREATER RESOURCES THAN WE DO MAY ADVERSELY AFFECT OUR PROFITABILITY.

         The markets in which we operate are competitive, highly fragmented and rapidly changing. In order to compete effectively, our strategy is to enhance our current products, enhance the operability of our products with one another, develop new products and introduce them in the market in a timely fashion for customer response. We anticipate continued growth of competition in the telecommunications industry and consequently, the entrance of new competitors into the software systems market in the future.

         The principal competitive factors in our market are quality, performance, price, customer support and training, business reputation and product attributes such as scalability, compatibility, functionality and acceptance. In addition, we compete with a number of companies that have substantially greater financial, technical, sales, marketing and other resources as well as greater name recognition. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer's requirements, or be able to devote greater resources to the promotion and sale of their products and services.

OUR INDUSTRY IS RAPIDLY EVOLVING AND WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGES, WHICH COULD RESULT IN A LOSS OF REVENUES.

         Our success depends on our ability to continue to enhance existing products, respond to changing customer requirements and develop and introduce in a timely manner new products that keep pace with technological developments. During fiscal year 2000, we enhanced netRunner in a very aggressive manner and delivered timely. Development included major rewrites of the product as well as adding capabilities that the customers and potential customers were asking us to provide. We can not be sure that we will meet all our customer's expectations and that we will be successful in our efforts.

WE RELY ON STRATEGIC PARTNERS FOR OUR SALES STRATEGY AND IF THOSE ALLIANCES TERMINATE, OUR SALES STRATEGY WOULD SUFFER.

         Our sales strategy is primarily focused on sales made through our alliances with Hewlett Packard and with Oracle. Under our agreement with Hewlett Packard, we jointly market our software and services. We have a similar arrangement with Oracle. Our sales efforts would be significantly damaged if these alliances were terminated.

WE DEPEND ON A SMALL CUSTOMER BASE AND THE LOSS OF ANY ONE OF OUR CUSTOMERS COULD HAVE A DISPROPORTIONATE IMPACT ON OUR REVENUES.

         Our market segment consists mainly of telecommunication service providers. While this segment is dynamic and growing in a rapid way, it does represent a limited number of installed customer bases. This concentration of customers can cause our revenues and earnings to fluctuate from quarter to quarter based on these customers' requirements and the timing of their orders. None of our major customers has any obligation to purchase additional products or services, and these customers generally have acquired fully paid licenses to their installed systems. Therefore, there can be no assurance that any of our major customers will continue to purchase new systems, systems enhancements and services in amounts similar to previous years. A reduction, delay or cancellation in orders from any of our major customers would lower our revenues. In addition, the acquisition by a third party of one of our major customers could result in the loss of that customer and could disrupt a significant source of revenue.

WE RELY ON OUR INTERNATIONAL OPERATIONS AND IF WE DO NOT SUCCESSFULLY ADDRESS ISSUES RELATED TO INTERNATIONAL SALES, OUR REVENUES MAY DECREASE.

         Our customer base consists of telecommunications service providers around the world. Telecommunications and the requirement for related services are ever increasing around the world especially due to the increased demand on wireless and internet services. International sales, however also involve possible longer account receivable payment cycles and unexpected changes in regulatory requirements, including royalty and withholding taxes. Also due to any possible world event, cancellation of orders, delay of orders or possible restriction of import/export by governments may negatively impact us and may lead to loss of revenue.

WE ARE DEPENDENT ON A SMALL NUMBER OF PRODUCTS TO GENERATE REVENUES TO FUND OUR BUSINESS AND OPERATIONS.

         Because we have limited resources, we must restrict our product development efforts to a relatively small number of products and operating systems. These efforts may not be successful or, even if successful, any resulting products or operating systems may not achieve market acceptance. As a result, if we misjudge the market for or are delayed in the production of a particular product, we will see a decrease in our revenues.

         Additionally, we can not guarantee the success of any newly introduced product. Therefore, we may be forced to absorb the cost of developing that product without a return. Though we have limited resources our strategy is to achieve market acceptance on our current products, and diversify into other complementary products which will meet customer expectations and enhance return for our current stockholders.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

         We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Presently, we have no patents, no patent applications on file, and have no intent to file patent applications in the near future. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners, and license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our products is difficult and, although we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem.

         In selling our products, we rely on both signed license agreements and "shrink wrap" licenses that are not signed by licensees and which, therefore, may be unenforceable under the laws of some jurisdictions. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. The protection of our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around any of our intellectual property rights.

         We are not aware that any of our products infringe the proprietary rights of third parties. However, third parties may claim such infringement by us with respect to current or future products. We expect that software product developers will increasingly be subject to such claims as the number of products and competitors in our industry segment grows and the functionality of products in the industry segment overlaps.

RIGHTS OF VARIOUS HOLDERS OF OUR EQUITY TO ACQUIRE SHARES OF COMMON STOCK MAY DILUTE THE FUTURE VALUE OF THE COMMON STOCK.

         As of October 19, 2000, there were outstanding a total of 500 shares of our Series B convertible preferred stock. These shares presently are convertible, at any time at the option of their holders, into an aggregate of 250,000 shares of our common stock. These shares of preferred stock also have anti-dilution protections, which could make them convertible into additional shares of common stock. Additionally, as of October 19, 2000, employee options to purchase 3,235,000 shares were outstanding. There are also 291,000 warrants exercisable at $0.20 outstanding.

WE HAVE AND MAY IN THE FUTURE ISSUE ADDITIONAL PREFERRED STOCK WHICH COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

         Our board of directors has the authority to issue up to 1,000,000 shares of our preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. We presently have outstanding 500 shares of Series B convertible preferred stock. Preferred stockholders could adversely affect the rights of holders of common stock by:

o exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

o receiving preferences over the holders of common stock regarding or surplus funds in the event of our dissolution or liquidation;

o        delaying, deferring or preventing a change in control of our company;
         and

o discouraging bids for our common stock at a premium over the market price of the common stock.

WE ARE DEPENDENT ON KEY OFFICERS AND EMPLOYEES AND THE LOSS OF THESE PERSONNEL WOULD HARM OUR ABILITY TO INCREASE REVENUES.

         We are dependent on the principal members of our management staff, including Ali Al-Dahwi, our President and Chief Executive Officer, the loss of whose services could harm our ability to increase revenues and could materially adversely affect our results of operations. We have entered into an employment agreement with Mr. Al-Dahwi. We currently have no key personnel life insurance.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions.


         In addition, in this prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Telynx, our business or our management, are intended to identify forward-looking statements.


         In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS


         We will not receive any part of the proceeds from the sales of these shares of our common stock. We will receive, however, the sale price of any convertible notes or warrants that are issued to the subscribers under the equity line agreement if, and to the extent, we elect to put such securities to the subscribers pursuant to the equity line of credit. All such proceeds will be used by us for general corporate purposes.


                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development and operation of our business. Therefore, we do not anticipate paying cash dividends on our capital stock in the foreseeable future. Any future dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of September 30, 2000:


         The table should be read in conjunction with our financial statements and the related notes, which are included elsewhere in this prospectus, as well as Management's Discussion and Analysis of Financial Conditions and Results of Operations.


                                                                                   SEPTEMBER 30,
                                                                                       2000
                                                                                   -------------
                                                                                    (UNAUDITED)
Convertible notes payable to investors ....................................         $ 1,000,000
Stockholders' equity
   Preferred stock, $ 0.01 par value; 1,000,000 shares authorized;                           --
     500 issued and outstanding ...........................................
   Common stock, $ 0.01 par value; 205,000,000 shares authorized;
     49,674,200 shares issued and outstanding .............................             497,000
   Paid-in capital ........................................................          27,203,000
   Accumulated deficit ....................................................         (31,249,000)
     Total stockholders' deficit ..........................................          (3,549,000)
     Total capitalization .................................................           1,000,000

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


         Our common stock is traded in the Nasdaq Over the Counter (OTC) Market. On November 30, 2000, the closing sales price of the common stock was $0.10 per share.

         Prices below may not be actual representations of daily trading ranges. The table below sets forth the quarterly high and low closing sales prices for the common stock in the period from July 1, 1998 through November 27, 2000:



                                                                   PRICE PER SHARE
                                                               ----------------------
     FISCAL 2001                                                 HIGH           LOW
                                                               -------        -------
     First quarter ....................................        $  0.40        $  0.21
     Second quarter (through November 30, 2000) .......           0.2031         0.07

     FISCAL 2000

     First quarter ....................................        $  1.4375      $ 0.625
     Second quarter ...................................           0.875         0.1875
     Third quarter ....................................           3.25          0.1875
     Fourth quarter ...................................           1.1562        0.2812

     FISCAL 1999

     First quarter ....................................        $  1.06        $  0.50
     Second quarter ...................................           0.63           0.25
     Third quarter ....................................           0.50           0.13
     Fourth quarter ...................................           2.44           0.19


         As of June 30, 2000, there were approximately 210 holders of record of our common stock.

         We do not anticipate paying any other cash dividends in the foreseeable future and intend to retain any earnings to fund future growth and the operation of our business.


         In April 2000, we consummated a private placement of common stock pursuant to which we issued 800,000 shares of common stock at $0.25 a share for an aggregate consideration of $200,000. In May 2000, we consummated a private placement of common stock pursuant to which we issued 2,780,000 shares of common stock at $0.25 a share for an aggregate consideration of $695,000. We believe that each such issuance or sale was exempt from registration pursuant to Section 4(2) of the Securities Act 1933, as amended.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.


         On September 6, 2000, Grant Thornton LLP resigned as the independent accountants of Telynx, Inc., formerly known as Cambio, Inc.


         In connection with the audits of our financial statements for each of the two fiscal years ended June 30, 1999 and June 30, 1998, and during the most recent interim period preceding Grant Thornton LLP's resignation, there were no disagreements between Grant Thornton LLP and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference to the subject matter of the disagreement in connection with the change in accountants.

         BDO Seidman, LLP was retained as our new independent accountants and the decision to engage BDO Seidman, LLP as our accountants was approved by our Board of Directors.

         During the last two fiscal years and the subsequent interim period to the date hereof, we did not consult BDO Seidman, LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation SB-2.

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following selected consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and the related notes included elsewhere in this prospectus. The selected statement of operations data for the period from July 1, 1997 through June 30, 2000 and the selected balance sheet data as of June 30, 2000 are derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated financial data for the three months ended September 30, 1999 and 2000 are derived from the unaudited consolidated financial statements, which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements. The results for the three months ended September 30, 2000 may not be indicative of the results for the full year.



                                                                                                 THREE MONTHS    THREE MONTHS
                                                                                    YEAR            ENDED           ENDED
                                            YEAR ENDED        YEAR ENDED            ENDED        SEPTEMBER 30,   SEPTEMBER 30,
                                           JUNE 30, 1998     JUNE 30, 1999      JUNE 30, 2000       1999            2000
                                           -------------     -------------      -------------   --------------   ------------
                                                                                                  (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenue .....................                  --      $    823,000      $    983,000     $    228,000     $    120,000
Gross profit ......................                  --           537,000           719,000          115,000          116,000
Loss from operations ..............        $ (1,207,000)       (4,114,000)       (5,311,000)      (1,192,000)      (1,266,000)
Loss from discontinued
  operations ......................          (1,798,000)       (1,013,000)               --               --               --
Basic and diluted net loss
  per common share ................               (1.00)            (2.80)            (0.38)            (.30)            (.03)
Weighted average shares
  outstanding .....................           2,851,893         3,574,460        14,190,965        3,968,961       43,428,492








                                           SEPTEMBER 30, 2000
                                           ------------------
                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents ..............   $          514,000
Working capital ........................           (2,739,000)
Total assets ...........................            1,000,000
Total stockholders' deficit ............           (3,549,000)

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

ACQUISITION OF CAMBIO NETWORKS, INC.

         On September 14, 1998, we acquired Cambio Networks, Inc. Under the terms of the Agreement, Cambio Networks' shareholders received an aggregate of 1,238,842 shares of our Class A Common Stock representing approximately 32.3% of the outstanding Class A and Class B Common Stock.

         Immediately following the acquisition of Cambio Networks in September 1998, the company implemented a restructuring plan involving the closing and relocating of headquarters from Bellevue, Washington to an existing office in Dallas, Texas. In addition, the company moved its research and development offices to El Paso, Texas; and is assimilated finance and accounting functions into existing capabilities in Emeryville, California and subsequently to El Paso, Texas. We maintained our sales and service offices domestically in Parsippany, New Jersey until their closure in December 1998.

         Our sales and services offices are currently in Dallas, Texas and El Paso, Texas in the US. Internationally we have sales executives in London, England and Cairo, Egypt. In an effort to further consolidate its operations, in February 1999 we decided to close our Emeryville, California office and move all finance and administrative functions to El Paso, Texas. No material costs were incurred in connection with these relocations.

DISPOSITION OF HEALTHCARE OPERATIONS


         On February 2, 1999, we entered into an agreement with Imperial Loan Management Corporation whereby we transferred all of the issued and outstanding stock of our discontinued healthcare subsidiaries to Imperial. As part of the agreement, Imperial will use its best efforts to liquidate each of the Subsidiaries, settling outstanding obligations and collecting all amounts due. We remain a guarantor of the subsidiaries' outstanding indebtedness consisting of amounts loaned to us and these subsidiaries by Imperial, which approximates $678,000 as of September 30, 2000. We are entitled to receive one-half of any amounts remaining after payment of the Imperial loans and expenses. We consider the realization of the remaining assets to be unlikely and the assets have been fully provided for. All other material obligations of the subsidiaries have been settled except for the Imperial loans.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2000 AS COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1999:

         Revenues from operations decreased 47% from $228,000 for the three months ended September 30, 1999 to $120,000 for the three months ended September 30, 2000. The decrease in revenues is primarily attributable to sales of our software at higher sales revenue in the first quarter last year versus lower sales revenue in the first quarter this year of maintenance and system support. Cost of revenue for the three months ended September 30, 2000 was down significantly from the three months ended September 30, 1999 representing the fact that most revenue was related to software sales where all development costs have been incurred in prior periods.

         Sales and Marketing. Sales and marketing expenses decreased slightly by 5% from $293,000 for the three months ended September 30, 1999 to $277,000 for the three months ended September 30, 2000.

         Services expenses decreased 34% from $187,000 for the three months ended September 30, 1999 to $123,000 for the three months ended September 30, 2000. This decrease was attributable to reduced costs related to servicing order installation and reduced manpower cost this current quarter versus the comparable quarter of last year.

         Research and development expenses increased 32%, from $131,000 for the three months ended September 30, 1999 to $173,000 for the three months ended September 30, 2000. The increase was attributable to increased personnel costs in development and engineering cost associated with our main product. During the three months ended September 30, 2000, we employed ten people in its research and development department as compared to five persons for the three months ended September 30, 1999.

         General and administrative expenses increased 16%, from $696,000 for the three months ended September 30, 1999 to $809,000 for the three months ended September 30, 2000. The balance represents additional costs for added personnel first quarter this year versus first quarter last year.

         Interest income decreased $11,000 from the three months ended September 30, 1999 to less than $1,000 for the three months ended September 30, 2000. This represents the reduced cash balance from $1,923,000 at June 30, 1999 down to $362,000 at June 30, 2000. Interest expense increased $7,000, primarily due to amortization of deferred financing costs.

YEAR ENDED JUNE 30, 2000 AS COMPARED TO YEAR ENDED JUNE 30, 1999:


         Revenues increased $160,000, or 19%, from $823,000 for the twelve months ended June 30, 1999 compared to $983,000 for the twelve months ended June 30, 2000. Increases in sales have mainly been reflected by product shipments of netRunner to Hewlett Packard clients in Middle East and Southeast Asia of approximately $800,000. Revenues for the twelve months ended June 30, 2000 were split between sales, services and maintenance, primarily of the netRunner product, compared to revenues for the twelve months ended June 30, 1999 which were split between sales, services and maintenance split between the netRunner and Command products.

         Net loss from continuing operations decreased $3,617,000, or 40%, from $9,002,000 for the twelve months ended June 30, 1999 compared to $5,385,000 for the twelve months ended June 30, 2000. The decrease was primarily the result of fiscal year 1999 write-off of goodwill for $4,850,000. Also included in the twelve months ended June 30, 2000 is approximately $1,000,000 compensation expenses associated with issuance of stocks, options and warrants at reduced offering prices compared to current market price.

         Because netRunner is a new product, and because of liquidity difficulties, the launch and marketing activities of the netRunner product were severely constrained which resulted in poor sales and market penetration for the twelve months ended June 30, 2000 consistent with the twelve months ended June 30, 1999.

         General and administration costs remained consistent, from fiscal year 2000 to 1999. Sales and marketing increased $876,000 in fiscal year 2000 as a direct result of activities geared at increasing market exposure and generating revenue. These included partner participation activity and sales staffing activity. Services increased $207,000 in fiscal year 2000 as a direct result of staffing increased to accommodate deliver of customer project. Research and development costs increased approximately $314,000 from $280,000 for the twelve months ended June 30, 1999 to $594,000 for the twelve months ended June 30, 2000 as a direct result of modification to the netRunner product.

         Interest income increased approximately $11,000 from $13,000 for the twelve months ended June 30, 1999 to $24,000 for the twelve months ended June 30, 2000. Interest expense increased approximately $32,000 from $66,000 for the twelve months ended June 30, 1999 to $98,000 for the twelve months June 30, 2000.The increase is representative of the company's increase in overnight investments of excess funds compared to prior fiscal year.

YEAR ENDED JUNE 30, 1999 AS COMPARED TO YEAR ENDED JUNE 30, 1998:

         Revenues for the twelve months ended June 30, 1999 of $823,000 were split between sales, services and maintenance of the Command product and its newly introduced netRunner product. The Command revenues consisted primarily of services and maintenance revenues with a negligible amount of new sales. The netRunner revenues were all new sales of software and attendant implementation services.

         Net loss from continuing operations of $9,002,000 for the twelve months ended June 30, 1999 was considerably greater than to the comparable loss of $1,067,000 for the twelve months ended June 30, 1998. The loss from continuing operations in 1998 was almost entirely made up of administrative and general expenses due to the fact we had no revenues associated with continuing operations. In fiscal year 1999, we had approximately $823,000 in revenues with administrative and general expenses of approximately $4,400,000 and goodwill write-off of approximately $4,850,000.

         Goodwill of approximately $4,850,000 was originally recorded as part of the acquisition of Cambio Networks, Inc. The subsequent write-off of this goodwill was taken in response to the inability of the primary product of Cambio Networks, Inc., Command, to maintain its place in the market without a major upgrade including the prohibitive cost to the Company of such an upgrade. We withdrew the Command product from the market place in the fourth quarter of fiscal year 1999; and consequently, the decision was made to write off the goodwill associated with the Command product.

         Because netRunner is a new product, and because of our liquidity difficulties, the launch and marketing activities of the netRunner product were severely constrained which resulted in poor sales and market penetration during the twelve months ended June 30, 1999. An additional effect on fiscal year 1999 sales revenue was our change in market focus in conjunction with the introduction of the netRunner product and the subsequent phase out of the Command product. The Command product was designed for, and primarily aimed at, IT Center applications. The netRunner product was designed for, and is primarily marketed to the telecommunications industry. This change in market focus contributed to the slow sale start for the netRunner product.

         General and administrative expense increased approximately $3,164,000 from $1,207,000 for the twelve months ended June 30, 1998 to approximately $4,371,000 for the twelve months ended June 30, 1999. The increase in general and administrative expenses reflects the increased expenses associated with entering a new line of business and the launch of a new product. We had research and development costs of approximately $300,000 for the twelve months ended June 30, 1999 compared with none for the twelve months ended June 30, 1998.

         Interest income decreased $127,000 from $140,000 for the twelve months ended June 30, 1998 to $13,000 for the twelve months ended June 30, 1999. The decrease is the result of our reduced cash balances in fiscal year 1999 as compared to fiscal year 1998. Interest expense increased from none for the twelve months ended June 30, 1998 to $66,000 for the twelve months ended June 30, 1999. This expense was associated with the debt acquired in the acquisition of Cambio Networks, Inc.

LIQUIDITY AND CAPITAL RESOURCES


         Our operating activities used cash of $1,332,000 during the three months ended September 30, 2000 compared to a use of $1,190,000 for the three months ended September 30, 1999. The primary reason for the increase in the use of cash is the increased operating loss for the quarter offset by expenses paid for by issuance of common stock for the three months ended September 30, 2000 compared to the same period in the previous year.

         During the three months ended September 30, 2000, consistent with the three months ended September 30, 1999, our investing activities were $36,000 and $9,000 consisting of software and computer/network equipment purchases.

         The financing activities during the three months ended September 30, 2000 consisted of proceeds from the issuance of common stock of approximately $675,000, exercise of stock options of approximately $24,000 and net proceeds of convertible debt debentures of $880,000. This compares to the three months ended September 30, 1999 where our financing activities consisted of the exercise of stock options in the amount of $36,000.

         Our current operations are cash flow negative. With our reorganization and the introduction of netRunner in the prior fiscal year, we believe that we are poised to take advantage of the market opportunities existing in the telecommunications and wireless telecommunication industry. With the advanced programming that netRunner represents and our continued development of this product, we believe that our current negative operational cash flow is temporal and will be alleviated by increased sales in the coming year. As a result of the above condition, our most recent audited financial statements contained a going concern opinion.


         On February 1, 2000, we consummated a private placement of common stock pursuant to which we issued 666,666 shares of common stock at $0.15 a share for an aggregate consideration of $100,000. Since February 2000, warrant holders have exercised all of their warrants pursuant to which we issued 1,999,998 shares of common stock at $0.15 a share for an aggregate consideration of $300,000. In April 2000, we consummated a private placement of common stock pursuant to which we issued 800,000 shares of common stock at $0.25 a share for an aggregate consideration of $200,000. In May 2000, we consummated a private placement of common stock pursuant to which we issued 2,780,000 shares of common stock at $.25 a share for an aggregate consideration of $695,000. Additionally, in August and September 2000, we consummated private placements of common stock pursuant to which we issued 5,674,000 shares of common stock at $.125 a share for an aggregate consideration of $709,250.


         In the first three months of fiscal year 2001, we entered into a $17,000,000 equity line financing for the next three years. The subscribers under the equity line agreements have agreed to purchase from us these convertible notes exercisable at our option. The holders are bound to honor the loans in the subscription agreement and cannot withhold monies from drawdown by Telynx except for reason of default. Notes bear interest at 6% and are convertible to common stock at the option of the note holder. See the discussion under the section entitled "Equity Line of Credit" later in this prospectus.

         Our sales activities have grown as the pipeline of active accounts has grown from 14 customers last year to 107 active customers as of September 29, 2000. In fiscal year ended June 30, 1999, we had no US customers and currently we have two U.S. customers, Broadband Now and Avista (symbol AVA), one of which we delivered product for in fiscal year ended June 30, 2000 and the other will deliver product in the quarter ending December 31, 2000. We anticipated further orders from the same two customers.

         Additionally, we have committed resources to localize the product to the Japanese and Chinese languages after negotiations with its strategic partners and potential clients. The localized product assures that we are in a unique position among all its competitors to address the lucrative Japan, Korean and Mainland China market. The product should be ready by mid 2001 with anticipated sales soon after that.

         As discussed above, we are a party to an agreement dated February 2, 1999 with Imperial. The primary subject matter of the agreement concerns the liquidation of assets transferred from us to Imperial and the use of those liquidation proceeds as payment of two outstanding loans between Imperial and us and our wholly owned subsidiary.

         The Agreement required us, among other things, to pay fees to Imperial for the liquidation of assets transferred to Imperial, pay interest to Imperial on the outstanding principal balance of the loans, and to pay the remaining outstanding principal balance on the loans on February 1, 2000, if liquidation proceeds had not already satisfied the loans. Imperial's obligation under the Agreement, among other things, was to liquidate the assets transferred to Imperial (consisting primarily of Medicare related receivables of the company's former medical business), apply the proceeds of said liquidation to pay down the outstanding loan balances, and to provide quarterly reports to us with respect to Imperial's progress in liquidating the assets transferred from us to Imperial.

         By letter dated August 16, 1999, we notified Imperial that Imperial was in breach of the Agreement by virtue of the fact that Imperial had not provided quarterly reports for the quarters ended March 31 and June 30, 1999.
We further advised Imperial that we would discontinue paying any additional funds to Imperial until this breach was cured. In late September 1999, Imperial subsequently provided reports for the quarters ended March 31 and June 30, 1999. Since then, no additional quarterly reports have been provided by Imperial as required by the Agreement. Additionally, through discussions with Imperial and the reports provided, it appears that Imperial has liquidated only $80,000 of the $1,300,000 in assets transferred to it. Our requests for information documenting why the liquidation process has not gone any further have been ignored.

         Imperial is required under the agreement to use its "best efforts" to liquidate the assets transferred to Imperial. To date, Imperial has provided no documentation that would explain why the assets transferred to Imperial have not been liquidated. We believe that Imperial is in breach of the agreement due to the failure of Imperial to provide the required quarterly reports and Imperial's apparent failure to use its best efforts to collect on the accounts receivable transferred from Telynx to Imperial. Therefore, we believe that it is not in default of its obligations under the agreement by not paying the otherwise required payment of the outstanding principal balance of the loans.

         We have no commitments for capital expenditures currently outstanding.


         Our operating results could vary significantly from period to period, as a result of a variety of factors including the requisition cycles of our customers, the financial position of our customers and competitive factors. We are not subject to any seasonality factors.

         New Accounting Pronouncements - See discussion of new accounting pronouncements appearing in Note 3 to the consolidated financial statements. See index to Financial Statements on page F-1 of this prospectus.

EQUITY LINE OF CREDIT


         We entered into a subscription agreement with The Keshet Fund L.P., Keshet L.P., Nesher Ltd., Talbiya B. Investments Ltd. and Esquire Trade & Finance, Inc. on July 27, 2000, for the future issuance and purchase of shares of our common stock. The subscription agreement established what is sometimes termed an equity line of credit or equity drawdown facility.

         Pursuant to this equity line of credit and subject to satisfaction of the conditions set forth below, we may sell and issue to the subscribers under the equity line agreement, from time to time, up to an aggregate of $17 million of convertible notes. Beginning on the date that the registration statement, of which this prospectus is a part, is declared effective by the SEC and continuing for 36 months thereafter, we may, from time to time, in our sole discretion, sell or "put" convertible notes to the subscribers under the equity line agreement. These notes may be converted at a conversion price equal to, for the first $1 million issued, the lesser of (1) 85% of the average of the three lowest closing prices of the Common Stock for the thirty trading days prior to the Closing Date or (2) 78% of the average of the three lowest closing prices of the Common Stock for the ninety trading days prior to the Conversion Date. The conversion price for the balance of the amount raised is equal to 82% of the average of the three lowest closing prices of the common stock for the 10 trading days prior to the Conversion Date. If the maximum amount under the equity line agreement is not "put" to the investors, they will be entitled to receive warrants to purchase our common stock.


         Our ability to put convertible notes to the subscribers under the equity line agreement is subject to the following conditions and limitations:


         o The common stock issuable upon conversion of a Put Note and exercise of Put Warrants must be included in an effective registration statement.

         o We will be a reporting company with the class of Shares registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

         o No material adverse change in our business or business prospects shall have occurred and there shall not have been a material negative restatement of our financial statements.

         o An Event of Default as described in Article III of the Note shall not have occurred.

         o Our listing on, and compliance with the listing requirements of the and our not having received notice from the OTC Bulletin Board, (or any Principal Market) that we are not in compliance with the requirements for continued listing.


         We cannot assure you that we will satisfy all of the conditions required under the equity line of credit or that the subscribers under the equity line agreement will have the ability to purchase all or any of the convertible notes and warrants put to it thereunder.

         The subscribers under the equity line agreement, or other underwriters of the securities, have the right to review the registration statement and our records and properties to obtain information about us and the accuracy of the information contained in this prospectus and the remainder of the registration statement. The subscribers under the equity line agreement are not entitled to reject a put by us based on such review.

         In conjunction with the equity line of credit, we issued to some of the subscribers under the equity line agreement warrants to purchase up to 1,250,000 shares of Telynx common stock, at an exercise price of $0.22 per share. These warrants may be exercised through July 27, 2005. The warrant contains provisions that adjust the purchase price and number of shares issuable to subscribers under the equity line agreement upon the occurrence of certain events, such as a stock split, reverse stock split, stock dividend, merger, or recapitalization. The subscribers under the equity line agreement may effect a cashless exercise of the warrants only in the period prior to the effectiveness of the registration statement of which this prospectus is a part.

         Under the equity line of credit, we agreed to register the underlying common stock for resale by the subscribers, which will permit them to resell the common stock from time to time in the open market or in privately-negotiated transactions. We will prepare and file amendments and supplements to the registration statement as may be necessary in order to keep it effective as long as the equity line of credit remains in effect or the subscribers own any of our common stock. We have agreed to bear certain expenses, other than broker discounts and commissions, if any, in connection with the preparation and filing of the registration statement and any amendments to it.

         We paid an aggregate of approximately $122,000 in fees and commissions and issued approximately 600,000 shares of common stock in connection with the equity line agreement to Alon Enterprises Ltd., Bodie Investment Group, Libra Finance S.A. and Yakov Bodenstein. Mr. Bodenstein is a consultant for Telynx for general investor and business introductions and receives commissions for services performed.

     The following table describes the amount of securities purchased and the percentage of shares owned by the subscribers under the maximum amount under the equity line agreement, assuming the purchase price is 0%, 25%, 50% and 75% discounted from the current trading price of our common stock. For purposes of this table, we are assuming a current trading price of $.08 per share. Notwithstanding the foregoing, under the terms of the equity line agreement, no subscriber can be required to purchase securities which would result in their beneficially owning more than 4.9% of our outstanding common stock.



                         Purchase Price of            Purchase Price of           Purchase Price              Purchase Price
                         $.08 (discount               $.06 (discount              of $.04 (discount           of $.02 (discount
                         value of 0%)         %       value of 25%)       %       value of 50%)        %      value of 75%)     %
------------------------------------------------------------------------------------------------------------------------------------
The Keshet Fund L.P.     36,125,000         13.8%      48,166,667      14.5%      72,250,000          15.2%    144,500,000     16.1%
                           shares                        shares                     shares                        shares
------------------------------------------------------------------------------------------------------------------------------------
Keshet L.P.              45,687,500         17.4%      60,916,667      18.3%      91,375,000          19.2%    182,750,000     20.3%
                           shares                        shares                     shares                        shares
------------------------------------------------------------------------------------------------------------------------------------
Nesher Ltd.              23,375,000          8.9%      31,166,667       9.3%      46,750,000           9.8%     93,500,000     10.4%
                           shares                        shares                     shares                        shares
------------------------------------------------------------------------------------------------------------------------------------
Talbiya B. Investments   22,312,500          8.5%      29,749,999       8.9%      44,625,000           9.4%     89,250,000      9.9%
Ltd.                       shares                        shares                     shares                        shares
------------------------------------------------------------------------------------------------------------------------------------
Esquire Trade &          85,000,000         34.2%     113,333,333      35.4%     170,000,000          36.8%    340,000,000     38.3%
Finance Inc.               shares                        shares                     shares                        shares
------------------------------------------------------------------------------------------------------------------------------------

                                    BUSINESS

         We deliver significant value to our customers by designing and maintaining accurate models by visual tracking of each customer's unique network, resources and bandwidth capacity. This added value addresses the mission-critical needs of telecommunication and wireless communication networks by reducing our customer's time to service and cost of operation, while in the process improving quality of service. Our products and services are custom designed to enhance network operating support by reducing network related costs associated with a variety of business needs including network changes, relocations, mergers, acquisitions and network outsourcing including backup and disaster recovery planning. Network documentation is an essential business information system allowing network support professionals the ability to create, maintain and access a centralized graphic blueprint of the entire network operation including all technical components and their relationships. We also provide our customers a broad range of network integration, consulting, training and implementation services.


         On September 14, 1998, we acquired Cambio Networks, Inc., pursuant to an Agreement and Plan of Merger, dated as of April 3, 1998, as amended by the Agreement of Amendment, dated as of July 27, 1998. Under the terms of the Agreement, Networks' shareholders received an aggregate of 1,238,842 shares of our Class A Common Stock representing approximately 32.3% of the outstanding Class A and Class B Common Stock. Telynx is a global provider of highly specialized software technology to the telecommunications industry.

         On October 20, 1998, we changed our name from Meadowbrook Rehabilitation Group, Inc. to Cambio Inc. and in November 2000, we changed our name to Telynx, Inc. Prior to June 30, 1998, we provided outpatient, home health, and traditional acute, sub-acute and post-acute comprehensive rehabilitation services. Since the beginning of the fiscal year ended June 30, 1997, and as a result of poor operating results and poor prospects for growth in their respective markets, our Board of Directors began to sell our healthcare operating assets. As of June 30, 1998, our assets consisted mainly of cash and accounts receivable.


         Our goal is to become the premier provider of mission-critical software solutions providing the telecommunications and wireless communication industries with the highest utilization of their capital, giving our customers competitive advantage in providing new and enhanced services within their markets. We continually strive to broaden our solution offerings to increase market share for our customers by delivering end-to-end turnkey solutions amplifying usability and simplicity designed for end user.

PRODUCTS AND SERVICES


         Telynx's product offerings are based on the netRunner.com family of products. The current flagship product, netRunner CMP, has now been on the market for two years and has received wide acceptance from the market, partners, and customers. netRunner CMP offers an inventory provisioning solution geared at streamlining and reducing provisioning intervals for telecommunications carriers.


Product Improvements:

         In September 1999, netRunner version 3.3 was released. This marked the final release done primarily by Phifer Consulting. Refer to the Proprietary Rights section of this document for discussion on Phifer Consulting relationship. All subsequent releases have been developed and delivered entirely by the Telynx development team. In December 1999, Telynx released version 4.02 of netRunner. Version 4.02 was a complete revamping of the user interface in an attempt to add critical functionality and usability. Currently Telynx has issued netRunner version 5.0, which is a total rewrite of the entire source code. This release is totally owned by Telynx and there are no longer any source code co-ownership issues.

         In addition to a new interface, significant effort was taken to move the product into an N-Tier environment. This is distributed client-server architecture, which was seen as critical for addressing scalability and performance in large carrier environments. Version 4.5, released in March 2000, added additional functionality at the user level and separated the client interface code from the database code. This was a significant step in creating a client-server model. In September 2000, Telynx released version 5 of netRunner CMP. Version 5 was an entirely CORBA compliant architecture.


Professional Services:


         Telynx was engaged in three major projects during the course of fiscal year ended June 30, 2000. The first and largest project was Telecom Egypt. This USAID project has many facets including product deliverables and data gathering. The professional services team met all milestones on schedule throughout the year. The second project, TM Touch (Telecom Malaysia Wireless), began in February 2000 and received customer signoff in September 2000. The project provides a complete wireless inventory system and was delivered on schedule. The third project, Texas BroadBandNOW, began in May 2000 and is scheduled for completion in November 2000.

         In March 2000, Telynx made a strategic decision to provide services as an extension to our product. As a result, the Professional Services organization was moved under product and technology. The Professional Services organization is no longer treated as a profit center but as a delivery mechanism for Telynx products. The decision not to be a service company is significant. It does not mean that Telynx will not provide services and support for its products, but means that services are viewed as a key component of product deliverables. De-emphasizing services as a profit center allows Telynx to focus these resources on successful product implementations and product delivery. It also avoids the inevitable conflict created between a product and service team since their charters are otherwise completely different.


MARKETING AND SALES


         Telynx is targeting the telecommunications market with its suite of products and solutions. The telecommunication industry is primarily focused in the area of providing convergent services to the public and private sector. These services include voice, data and multi-media. Telynx's solution offering is positioned to cover the asset management platform that is considered a crucial part of the Operations Support Systems (OSS) area of the telecommunication industry. Providing a system that assists in the areas of network inventory, circuit allocation and assignment, as well as bandwidth utilization helps the service providers with faster time to market activity and more reliable service maintenance.


         Our marketing activity is focused on the service providers. This market includes the Regional Bell Operating Company (RBOCs), Competitive Local Exchange Carrier (CLECs),

Incumbent Local Exchange Carrier (ILECs), Broadband providers, cellular, Public Telephone and Telegraph (PTTs) and Internet providers. We concentrate our attention on joining the forums in which new strategies are molded and service providers look for guidance. Our involvement in the TMF (Telemanagement Forum) is such an example. Other marketing activities include the joint representation between Telynx and our partners in trade shows and specialized exhibitions.

         The market potential on a global basis for Telynx is significant. There are several factors this growth potential can be attributed to. First, deregulation of telecommunications is occurring on a global scale. This causes significant expansion in the market where previously it was fixed. In addition, the worldwide demand for bandwidth has caused an explosion in infrastructure building. This infrastructure is both wireline based and wireless based. Telynx's sales strategy is both direct and indirect. We will leverage our partner relationship to penetrate markets we currently do not have resources to focus on directly and we are directly targeting the North American, European, Middle Eastern, and Asian markets.

         As these markets develop, Telynx will start maintaining a full presence in these regions. As soon as a need for Telynx's technology is identified, and enough interest is generated, Telynx's plan is to open regional offices.

         In 2000, we had sales in excess of 10% to two customers amounting to $665,000 and $147,000. The two customers accounted for 68% and 15% of net revenues, respectively. In 1999, we had sales in excess of 10% to three customers amounting to $429,000, $117,000 and $96,000. The customers accounted for 52%, 14% and 12%, respectively, of net revenues.


PARTNERSHIP AND ALLIANCE

         The market requires that we have both a competitive and a collaborative strategy. The industry is driving the OSS market away from point solutions and towards a single solution offering. Our partnership and alliance strategy is designed with this in mind. We leverage the market presence of our large partners while embedding our technology into their overall solution. Our partners are Hewlett Packard, Oracle, Sirti, Logica, Alcatel, Information + Graphic Systems, Inc., Solutions Plus, Sapura System Malaysia (SSM), Step 9 and Active Software.

SOFTWARE DEVELOPMENT

         During fiscal year ended June 30, 2000, we completely restructured the netRunner product. The development team, formed in June 1999, began first with reconstructing the user interface and adding key functionality to the original Phifer Systems code set (see Proprietary Rights section for discussion on Phifer Consulting relationship). During the last two quarters of the fiscal year, the development team released the first restructured interface version, and completely separated the interface code from the database wedge. This enabled the next step, which was a move to an N-Tier environment. Version 5 is CORBA based and N-Tier in nature.

         Having laid the foundation for a much more scalable and open product, the team will focus its efforts throughout the year on expanding server technology to support the OEM product, and adding key functionality for integration into the OSS environment.

         The team will focus heavily this year on development of next generation technology for all Telynx products and services. The foundation for an R&D infrastructure that builds core technology and application suites will be completed. This includes the support, documentation, and service infrastructure.


COMPETITION


         Competition in the telecommunications markets is intense. However, we believe that the segment of the market within which Telynx competes is currently under-served. While competition in this segment is not intense, the rapid changes within the industry as a whole could change this. Our continued development of enhanced network management and operational support systems should broaden its range of available competing products. Competitors include hardware manufacturers that have developed software (or obtained software from third parties) to operate on their hardware. We also encounter competition from a large number of small software developers, which sell software or integrated systems either for specific industries or applications within those industries.

         We believe that in order to maintain and improve our competitive position, we must continue to offer comprehensive services that help customers effectively implement a complete, integrated software solution by providing a full range of industry-leading consulting, integration, training and customer support services. The timely delivery of flexible, cost-effective solutions for the growing dynamic marketplace will continue to be our competitive initiative. We believe Telynx's international focus clearly provides a competitive advantage moving forward. Some of our competitors have little or no international presence.


PROPRIETARY RIGHTS


         We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect own proprietary rights. Presently, we have no patents, no patent applications on file, and no intent to file patent applications in the near future. As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees, distributors and corporate partners, and license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. In selling our products, we rely on both signed license agreements and "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. Currently, Telynx has issued netRunner version 5.0, which is a total rewrite of the entire source code. This release is totally owned by Telynx and there are no longer any source code co-ownership issues. Telynx originally acquired the source code for netRunner from Phifer Consulting Systems in 1998. The source code was co-owned by both companies, but Telynx had exclusive marketing and distribution rights. The contract provided for a graduated royalty schedule to be paid to Phifer for sales of netRunner and all upgrade development was contracted through Phifer. This arrangement was terminated in fiscal year 2000 primarily because the product had been re-written by Telynx and Phifer required no further effort. The contract was closed and settled through a stock exchange. There are no further outstanding issues with Phifer consulting and the two companies remain on good terms.

EMPLOYEES

         As of September 29, 2000, we had approximately 33 full time employees, consisting of 13 in customer service and engineering, 11 in sales and marketing, and 9 in general and administrative functions. Our future performance depends upon the continued service of our key members of management, as well as marketing, sales, consulting and product development personnel, none of whom are bound by an employment contract, and upon our ability to attract and retain highly skilled personnel in these areas. Competition for such personnel is intense, and there can be no assurance that we can retain our key employees or that we will be successful in attracting, assimilating and retaining such personnel in the future. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

PROPERTY

         The corporate office is located at 13760 Noel Road, Suite 1023, Dallas, Texas, 75240. Additional principal administrative, engineering, development and support offices are located at 6006 Mesa, Suite 600, El Paso, Texas, 79912. The Dallas office is approximately 3,500 square feet ($6,770 monthly) and the El Paso office is approximately 7800 square feet ($8,100 monthly). We also have sales executives located outside of the United States in locations of London, England and Cairo, Egypt. Our offices are equipped sufficiently with leased up-to-date technology equipment.

LEGAL PROCEEDINGS


         Telynx is a party to various claims and routine litigation arising in the ordinary course of business. We do not believe that the results of any such claim litigation, individually or in the aggregate, will have a material adverse effect on our business, financial position or results of operations.

                                   MANAGEMENT


The following table sets forth information regarding our executive officers and directors


NAME                         AGE                        POSITION
----                         ---                        --------
Philip R. Chapman            39                         Chairman of the Board

Ali Al-Dahwi                 45                         President, Chief Executive Officer and
                                                        Director

Anas El-Mahdi                33                         Executive Vice President of Business
                                                        Development and Sales

Scott Munden                 37                         Executive Vice President of Product and
                                                        Technology

Kent J. Van Houten           46                         Executive Vice President of Finance,
                                                        Chief Financial Officer and Secretary

Lin Meyer                    53                         Executive Vice President of Strategic
                                                        Partners and Alliances



         Philip R. Chapman has served as Chairman of the Board since September 1998. From April 1997 to September 1998, Mr. Chapman was a director of Cambio Networks, Inc. Mr. Chapman is currently and has been for the past five years, a General Partner of Adler & Company, which is a member of Euro-America Venture Partners LLC, which is the general partner of Euro-America-II. Mr. Chapman is presently a director of Shells Seafood Restaurants as well as several privately held companies. Mr. Chapman holds a BS in Psychology and an MBA in Finance and Marketing from Columbia University.

         Ali Al-Dahwi has served as a Director since September 1998 and has served as President and Chief Executive Officer since January 1999. From September 1998 to January 1999, Mr. Al-Dahwi was President and Chief Operating Officer. From July 1998 to September 1998, Mr. Al-Dahwi served as Vice President of Marketing of Cambio Networks, Inc. From 1982 to 1998, Mr. Al-Dahwi held various positions at Accugraph Corporation including Vice President and General Manager - Global Complex Enterprise Network Business Unit from 1996 to 1998 and Manager of International Operations from 1992 to 1996. Mr. Al-Dahwi holds a BS in Civil Engineering from the University of Texas El Paso.

         Anas El-Mahdi has served as Executive Vice President of Business Development and Sales since January 2000. From June 1999 to December 1999 Mr. El-Mahdi was Vice President of Business Development. Mr. El-Mahdi joined Telynx in October of 1998. From April 1998 to October 1998, he was a consultant for British Telecom in the United Kingdom. From September 1994 to March 1998, he was a Telecommunications and Networking Consultant for Accugraph Corporation. From September 1992 to August 1994, he was an Application Engineer for Opensoft. From October 1990 to September 1992, he was a Development Engineer for AAW

Consulting Engineers. Mr. El-Mahdi holds a BSc. degree in Engineering from the Faculty of Engineering, Cairo University, Egypt.

         Scott Munden has served as Executive Vice President of Research and Development since January 2000. Mr. Munden was hired October 1998 as Director of Product Marketing and Development, and was subsequently promoted in January 1999 to Vice President Operations before his recent promotion to Executive Vice President of Research and Development. From 1996 to 1998 Mr. Munden was General Manager IBIS Corporation. From 1987 to 1996, Mr. Munden held various positions at Accugraph Corporation including Solutions Architect, Product Manager, Regional Sales Manager and Technical Coordinator. From 1984 to 1987, Mr. Munden held various positions at Wang Labs, Inc. including Technical Support Analyst and Quality Control Auditor. Mr. Munden holds a BS in Economics from the University of Texas El Paso.

         Kent J. Van Houten has served as Executive Vice President of Finance, Chief Financial Officer since June 2000. From January 2000 to April 2000, Mr. Van Houten was a consultant with RF Monolithics, Inc. From May 1995 to October 1999, Mr. Van Houten was Chief Financial Officer, Secretary and Treasurer with Peerless Mfg. Co. From 1975 to 1994, Mr. Van Houten held various positions with National Gypsum Company, and its wholly owned Subsidiary, The Austin Company. Mr. Van Houten holds a BBA in Accounting from Howard Payne University.


         Lin Meyer has served as Executive Vice President of Strategic Partners and Alliances since July 2000. Ms. Meyer was hired in April 1999 as Director Telecom Sales and Channel Programs and was subsequently promoted on June 1999 to Vice President Strategic Partners and Alliances before her recent promotion to Executive Vice President of Strategic Partners and Alliances in July 2000. Before her employment with Telynx, Ms. Meyer served as Regional Manager for Beechwood Consulting from 1998 to April 1999. From 1989 to 1998 Ms. Meyer held various positions with American Telephone &Telegraph. Ms. Meyer holds a BS degree from Coe College.


BOARD OF DIRECTORS

         We currently have authorized two directors. The current directors are Philip Chapman and Ali Al-Dahwi. These directors hold office until each annual meeting of stockholders or until their successors are elected or appointed. Thereafter, at each annual meeting of stockholders the successors to the directors will be elected to serve from the time of election and qualification until the next annual meeting following election.

         DIRECTOR COMPENSATION


         Directors currently do not receive any cash compensation from Telynx for their services as members of the Board of Directors, although members are reimbursed for actual and reasonable out of pocket expenses in connection with attendance at Board of Directors and Committee meetings.


EXECUTIVE COMPENSATION

         The following table sets forth information with respect to compensation as of June 30, 2000 during the last three fiscal years paid by us for services by our Chief Executive Officer and our four other highest-paid executive officers whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive Officers:

                                                                  LONG-TERM
                                                                COMPENSATION
                                                                   AWARDS
                                                            --------------------
                                  ANNUAL COMPENSATION       NUMBER OF SECURITIES
                 FISCAL           -------------------                OF                 OTHER
                  YEAR            SALARY        BONUS        UNDERLYING OPTIONS      COMPENSATION
                 ------           ------        -----       --------------------     ------------
Ali Al-Dahwi(1)   2000           $ 150,015     $19,370             555,000                0
                  1999           $ 112,512     $ 8,895             250,000                0
                  1998                   0           0                   0                0

Steve             2000           $ 135,000     $ 9,448             287,500                0
Dong              1999           $  43,015           0             333,000                0
                  1998                   0           0                   0                0

Anas              2000           $ 124,167     $12,354             500,500                0
El-Mahdi          1999           $  78,750           0             120,000                0
                  1998                   0           0                   0                0

Scott             2000           $ 105,000     $13,964             544,500                0
Munden            1999           $  48,399           0              76,000                0
                  1998                   0           0                   0                0

Lin               2000           $ 100,000           0             150,000                0
Meyer             1999           $  18,799           0                   0                0
                  1998                   0           0                   0                0



----------

(1)      Mr. Al-Dahwi became President and Chief Operating Officer in September
         1998.


OPTION GRANTS IN LAST FISCAL YEAR


         The following table sets forth each grant of stock options during the fiscal year ended June 30, 2000 to each of the Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

                                               INDIVIDUAL GRANTS
                                           -------------------------
                           NUMBER OF        PERCENT OF
                           SECURITIES      TOTAL OPTIONS
                           UNDERLYING        GRANTED TO     EXERCISE
                            OPTIONS         EMPLOYEES IN      PRICE        EXPIRATION
                            GRANTED         FISCAL 2000     ($/SHARE)         DATE
                           ----------      --------------   ---------      ----------
Ali Al-Dahwi                621,771            12.0%           $0.20       09/14/04

Steve Dong                  336,373             6.0%           $0.20       03/05/05

Anas El-Mahdi               514,584            10.0%           $0.20       10/01/04

Scott Munden                544,500            10.0%           $0.20       10/26/04

Lin Meyer                   150,000             2.0%           $0.20       04/19/05

OPTION VALUES

         The following table sets forth for each of the Named Executive Officers options exercised and the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of June 30, 2000.



                          SHARES                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                         ACQUIRED                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT YEAR
                            ON          VALUE            OPTIONS AT YEAR END                   END ($)
                         EXERCISE      REALIZED       EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
                         --------      --------       -------------------------      ----------------------------
Ali Al-Dahwi             1,216,771     $243,354                  405,000/0                 $     45,562/$0

Steve Dong                 333,000     $ 66,000                  0/336,373                 $     0/$37,842

Anas El-Mahdi               14,584     $  2,917            206,833/413,667                 $23,269/$46,537

Scott Munden                     0            0            206,833/413,667                 $23,269/$46,537

Lin Meyer                        0            0             50,000/100,000                 $ 5,625/$11,250


         At this time the Company does not have a long-term incentive plan. The Company does have an employment agreement with Mr. Al-Dahwi. The terms of the contract generally provide for the following:

         i.       Salary of $150,000, with a bonus of 1.5% of sales.

         ii. 1,000,000 options with each option being exercisable for 1 share of the Company's Class A Common Shares at $0.20 a share. 750,000 of the options vest over a three-year period and the remaining 250,000 vested at issuance.

         iii. The agreement has a one-year renewable term, which renews on February 4, 2001.

         iv. In the event of termination of the agreement, Mr. Al-Dahwi is entitled to a severance payment of 6 months base salary payable semi-monthly over 6 months, and all options outstanding will vest.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth information as relating to the beneficial ownership of our common stock as of November 30, 2000, and as adjusted to reflect the sale of shares of our common stock by the selling stockholders, by:


         o        each beneficial owner of more than 5% of our common stock;


         o        each director of Telynx;


         o        each of our named executive officers;

         o        each selling stockholder; and

         o        all executive officers and directors as a group.



                                              NUMBER OF SHARES OF            PERCENT OF SHARES OF
                                             CLASS A COMMON STOCK           CLASS A COMMON STOCK
                   NAME                        BENEFICIALLY OWNED             BENEFICIALLY OWNED
       Esquire Trade & Finance Inc.                4,709,874                          9.4%
       Trident Chambers
       Road Town
       Tortola, B.V.I.

       Ibrahim El-Ibrahim                          4,000,000                          8.0%

       Ali Al-Dahwi(1)                               853,894                          1.7%

       Scott Munden(2)                               512,545                          1.0%

       Anas El-Mahdi(3)                              472,792                            *

       Philip Chapman(4)                             268,141                            *

       Steve Dong                                    215,373                            *

       Lin Meyer(5)                                   50,000                            *

       All directors and
       executive officers as a
       group (6 persons)                           2,422,745                          4.8%


----------
         *LESS THAN 1%


         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on shares of our common stock outstanding as of November 27, 2000. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days after November 27, 2000, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. The address of the individuals listed above is c/o Telynx.


     (1) Includes 405,000 options.

     (2) Includes 413,666 options.

     (3) Includes 413,666 options.

     (4) Includes 9,000 warrants held by Mr. Chapman and 6,000 warrants held by his wife, Susan Chapman, for the purchase of Class A Common Stock. Mr. Chapman disclaims beneficial ownership of these warrants.

     (5) Represents 50,000 options.


                           RELATED PARTY TRANSACTIONS

         There were no material interests, direct or indirect, of directors, executive officers or senior officers or any known associate or affiliate of any of the foregoing in any transaction during the last two years, or in any proposed transaction which has materially affected or would materially affect us or any of our subsidiaries and which is not otherwise disclosed herein except for the following:


         On February 2, 1999, we entered into an agreement with Imperial Loan Management Corporation whereby we transferred all of the issued and outstanding stock of our discontinued healthcare subsidiaries to Imperial, an affiliate of our former Chairman and CEO, Harvey Wm. Glasser, M.D., who is overseeing the liquidation of the Subsidiaries on behalf of Imperial. As part of the agreement, Imperial will use its best efforts to liquidate each of the Subsidiaries, settling outstanding obligations and collecting all amounts due. We remain a guarantor of the Subsidiaries' outstanding indebtedness, which approximates $677,808 as of September 30, 2000, and are entitled to receive one-half of proceeds received after payment of all expenses. In connection with this transaction, we recorded a charge to write-off the remaining net assets from discontinued operations.


         Frederick Adler, who purchased a significant portion of the Preferred Stock offered in fiscal year 1999, is the father-in-law of the Chairman of the Board, Philip Chapman.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 205,000,000 shares of common stock, $0.01 par value and 1,000,000 shares of preferred stock, $0.01 par value.

COMMON STOCK


         As of October 20, 2000, there were 50,052,678 shares of common stock outstanding, assuming the conversion of our preferred stock into common stock. As of October 20, 2000, there are 3,235,000 shares of common stock subject to the exercise of outstanding options. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of Telynx, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued on completion of this offering will be fully paid and non-assessable.


PREFERRED STOCK

         There are 1,000,000 shares of preferred stock authorized and 500 shares are outstanding. The 500 shares issued are convertible into shares of common stock at a ratio of 500:1. Preferred stock has a priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation.


          The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. We may be obligated to repurchase or redeem any preferred stock that we chose. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Telynx without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any additional shares of preferred stock.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

         Certificate of Incorporation and Bylaws. Our Bylaws provide that all stockholder actions must be effected either at a duly called meeting or by a consent in writing. Further, provisions of the Bylaws provide that the stockholders may amend the Bylaws or certain provisions of the Certificate of Incorporation with the affirmative vote of 50% of the capital stock.

         Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, Section 203 which regulates corporate acquisitions, prevents certain

Delaware corporations from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder becomes an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving Telynx and the interested stockholder and the sale of more than ten percent (10%) of Telynx's assets. In general DGCL Section 203 defines an "interested stockholder" as any entity or person beneficially owning fifteen percent (15%) or more of the outstanding voting stock of Telynx and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL. Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL
Section 203.


TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the common stock is American Stock Transfer and Trust Company.

                              SELLING STOCKHOLDERS



         This prospectus relates to the registration of 130,598,040 shares of common stock of Telynx for resale by certain selling stockholders. The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus.



                                     PART A

                                                                         Number of Shares
                                Number of Shares            Number of     of Common Stock
                                 of Common Stock            Shares of      Beneficially
                                  Beneficially            Common Stock     Owned After
                                Owned Before the           Registered          The
   Selling Stockholder             Offering                 Herein          Offering
   -------------------          ----------------          -------------  ----------------
Ibrahim Al Ibrahim                 4,000,000               4,000,000            0
C/O Joseph Strycharz
Merrill Lynch
1850 K Street, Suite 700
Washington, DC 20006

Ahmad Elebrahim                    1,080,000               1,080,000            0
C/O Telynx, Inc.
6006 N. Mesa, Suite 515
El Paso, TX 79912

Ghazi Alkhayyat                      100,000                 100,000            0
C/O Telynx, Inc.
6006 N. Mesa, Suite 515
El Paso, TX 79912

Trenton Development, Ltd.          1,911,800               1,911,800            0
C/O Telynx, Inc.
6006 N. Mesa, Suite 515
El Paso, TX 79912

Faris Faris                          200,000                 200,000            0
C/O Jordan Industrial
Petrochemical Co.,Ltd.
Jebal Amman, 3rd Circle
Jordan Insurance Building (B),
6th Floor
Amman, JORDAN

Habib Faris                          200,000                 200,000            0
C/O Jordan Industrial
Petrochemical Co.,Ltd.
Jebal Amman, 3rd Circle
Jordan Insurance Building (B),
6th Floor
Amman, JORDAN

Con Warren                            20,000                  20,000            0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

Andrew Hollands                       20,000                  20,000            0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

Stuart Vogelman                       20,000                  20,000            0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

James Darden                          20,000                  20,000            0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

Michael Barber                        20,000                  20,000            0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

David C. Phifer                        4,000                   4,000            0
C/O Phifer Consulting Group
P.O. Box 119
Lakewood, WA 98259

Best Consulting                       15,000                  15,000            0
C/O Tom Grimm, Esq.
Inslee, Best, Doezie & Ryder,
P.S
Rainier Plaza, Suite 1900
777 - 108th Avenue N.E.
Bellevue, WA 98009

Mithoff/Burton & Partners, Inc.       44,678                  44,678            0
4105 Rio Bravo Street
El Paso, TX 79902

Townsend & O'Leary Enterprixex,       13,562                  13,562            0
Inc.,
C/O Mithoff Advertising Inc.
4105 Rio Bravo Street
El Paso, TX 79902

Strategic Management Services         15,000                  15,000            0
15902 Coolwood Drive
Dallas, TX 75248

Parsons Project                      994,000                 994,000            0
c/o Telynx Inc.
6006 N. Mesa, Suite 600
El Paso, TX 79912

Lamya Al-Ali                       1,680,000               1,680,000            0
c/o Telynx Inc.
6006 N. Mesa, Suite 600
El Paso, TX 79912

Taisir Hussein                       200,000                 200,000            0
c/o Telynx Inc.
6006 N. Mesa, Suite 600
El Paso, TX 79912

Gazem Abdulkhaleq                     40,000                  40,000            0
c/o Telynx Inc.
6006 N. Mesa, Suite 600
El Paso, TX 79912

                                        PART B


The Keshet Fund L.P.(1)            2,833,333(6)           20,400,000(1)         0
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom

Keshet  L.P.(2)                    3,583,333(6)           25,800,000(2)         0
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom

Nesher  Ltd.(3)                    1,833,333(6)           13,200,000(3)         0
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom

Talbiya B. Investments  Ltd.(4)    1,750,000(6)           12,600,000(4)         0
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom

Esquire Trade & Finance, Inc.(5)  11,376,540(6)           48,000,000(5)         0
Ragnall House, 18 Peel Road,
Douglas
Isle of Man
1M1 4L2 United Kingdom

(1) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and outstanding shares of Telynx pursuant to the terms of their agreements with Telynx. John Clarke is a director of The Keshet Fund, L.P. and makes investment decisions on behalf of The Keshet Fund L.P.

(2) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and outstanding shares of Telynx pursuant to the terms of their agreements with Telynx. John Clarke is a director of Keshet L.P. and makes investment decisions on behalf of Keshet L.P.

(3) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and outstanding shares of Telynx pursuant to the terms of their agreements with Telynx. John Clarke is a director of Nesher Ltd. and makes investment decisions on behalf of Nesher Ltd.

(4) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and outstanding shares of Telynx pursuant to the terms of their agreements with Telynx. John Clarke is a director of Talbiya B. Investments Ltd. and makes investment decisions on behalf of Talbiya.

(5) These shares are issuable pursuant to the equity line of credit agreement. This selling stockholder, who is a subscriber under the equity line agreement, may not be required to purchase more than 4.9% of the issued and outstanding shares of Telynx pursuant to the terms of their agreements with Telynx. Gisela Kindle is a director of Esquire Trade & Finance, Inc. and makes investment decisions on behalf of Esquire.

(6) Includes shares issuable upon exercise of a convertible note issued to the subscriber under the equity line agreement.

                              PLAN OF DISTRIBUTION


         We are registering the shares of common stock on behalf of the selling stockholders. We will pay all costs, expenses and fees in connection with this registration, except that the selling stockholders will pay underwriting discounts and selling commissions, if any. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will receive, however, the net sale price of any convertible notes or warrants that are issued to the subscribers under the equity line agreement if, and to the extent, we elect to put such securities to these entities. We did not have any prior relationship with any of the subscribers under the equity line agreement. When we refer to the "selling stockholders" in this prospectus, that term includes donees and pledgees selling shares of common stock under this prospectus which were received from the selling stockholders.


         The selling stockholders may sell their shares at various times in one or more of the following transactions:

o on the OTC Bulletin Board (or any other exchange on which the shares may be listed);

o        in the over-the-counter market;

o        in negotiated transactions other than on such exchange;

o        by pledge to secure debts and other obligations;

o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

o        in a combination of any of the above transactions.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may sell shares directly or may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. This compensation may be in excess of customary commission.

         The selling stockholders may also sell all or a portion of their shares under Rule 144 under the Securities Act of 1933, or may pledge shares as collateral for margin accounts. These shares could then further be resold pursuant to the terms of such accounts.

         Under certain circumstances, the selling stockholders and any broker-dealers that participate in the distribution might be deemed to be "underwriters" within the meaning of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.


         The subscribers under the equity line agreement are "underwriters" within the meaning of the Securities Act of 1933, as amended in connection with the sale of common stock offered by it under this prospectus. Other selling stockholders may be deemed to be "underwriters" under the Securities Act. Therefore, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of their shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act or Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act or Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         If we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act, disclosing the following:

o the names of the selling stockholders and of the participating broker-dealer(s);

o        the number of shares involved;

o        the price at which such shares were sold;

o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

o        other facts material to the transaction.

         In addition, if we are notified by the selling stockholders that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

         The selling stockholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

         In order to comply with certain state securities laws, if applicable, these shares of Class A common stock will not be sold in a particular state unless they have been registered or qualified for sale in that state or any exemption from registration or qualification is available and complied with.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. As of September 30, 2000, Frederick R. Adler, who is of counsel to the firm, beneficially owned 1,322,000 shares of our common stock.

                                     EXPERTS

         The financial statements and schedules included in this prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their reports (which contain an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting. Grant Thornton LLP, independent public accountants have audited our consolidated financial statements at June 30, 1999, as set forth in their report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or at the SEC's other public reference facilities in New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site on the Internet at http://www.sec.gov. This web site contains reports, proxy and information statements and other information regarding our company and other registrants that file electronically with the SEC.

         We have filed a registration statement on Form SB-2 with the SEC covering the shares of common stock being offered by means of this prospectus.



              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our corporation is organized under the laws of the State of Delaware.
Section 145 of the DGCL, in general, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity. A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Delaware law allows a corporation to indemnify these persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A Delaware corporation also can indemnify its officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection with this action. The indemnification provided by Delaware law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

         As permitted by Section 145 of the DGCL, Article VI of our restated certificate of incorporation provides that we will indemnify each person who is or was our director, officer, employee or agent (including the heirs, executors, administrators or estate of these individuals) or is or was serving at our request as a director, officer, employee or agent of another entity, to the fullest extent that the law permits. This indemnification is exclusive of any other rights to which any of these individuals otherwise may be entitled. The indemnification also continues after a person ceases to be a director, officer, employee or agent of our company and inures to the benefit of the heirs, executors and administrators of these individuals. Expenses (including attorneys' fees) incurred in defending any lawsuit or proceeding are also paid by us in advance of the final disposition of these lawsuits or proceedings after we receive an undertaking from the indemnified person to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by us. Article VI further provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which deals with unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which he or she derived an improper personal benefit. Our By-laws also provide that, to the fullest extent permitted by law, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of our company or was serving at our request.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to any of these foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

         In accordance with Section 145 of the DGCL, Article VI of the Company's Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Article VI of the Certificate further provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company or was serving at the request of the Company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the Company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:



SEC registration fee ...................   $  3,103.01
Legal fees and expenses ................   $ 10,000.00
Accounting fees and expenses ...........   $ 10,000.00
Miscellaneous expenses .................   $  1,896.99
                                           -----------
Total: .................................   $ 25,000.00


* estimated

None of these expenses are being paid by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Sale of Preferred Stock

         On January 31, 1999 our Board of Directors authorized for issuance 37,500 shares of Series B Convertible Preferred Stock. The Board on April 29, 1999 amended its earlier resolution to allow authorization of the issuance of up to 62,500 shares of Preferred Stock. The Preferred Stock was issued at $100 per share and is convertible into 500 shares of common stock.

         On February 3, 1999 the following shares of Preferred Stock were issued:

         i. 7,548 shares were issued for the conversion of debt owing to Frederick Adler in the amount of $754,800 and an additional 3,034 shares were issued to Mr. Adler for $303,400 in cash; and

         ii. 3,025 shares were issued for the conversion of debt owing to Euro-America II, L.P. in the amount of $302,500 and an additional 1,216 shares were issued to Euro-America II, L.P. for $121,600 in cash.

         In the fourth quarter additional Preferred Stock was issued as follows:

         i. 3,500 shares were issued for the conversion of debt in the amount of $350,000; and

         ii. 32,750 shares were issued for $3,275,000 in cash.

         In all, 51,073 shares of Series A Preferred Stock have been issued for the conversion of $1,407,300 in debt and $3,700,000 for cash.

Sale of Additional Securities

         On February 1, 2000, we consummated a private placement of common stock pursuant to which we issued 666,666 shares of common stock at $0.15 a share for an aggregate consideration of $100,000. Since February 2000 warrant holders have exercised all of their warrants pursuant to which we issued 1,999,998 shares of common stock at $0.15 a share for an aggregate consideration of $300,000. In April 2000, we consummated a private placement of common stock pursuant to which the Company issued 800,000 shares of common stock at $0.25 a share for an aggregate consideration of $200,000. In May 2000, we consummated a private placement of common stock pursuant to which we issued 2,780,000 shares of common stock at $.25 a share for an aggregate consideration of $695,000.

         Finally, in July 2000, we issued $1 million in principal amount of convertible notes. In connection with this financing, we issued warrants to purchase 1,250,000 shares of common stock. The subscribers in this financing have agreed to purchase from us convertible notes up to the principal amount of $17 million. This right is exercisable at our option. In connection with this right, we are obligated to issue additional warrants to the subscribers.

         The Company believes that these issuance and sales were exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------

2.1 Agreement and Plan of Merger, dated April 3, 1998, between Meadowbrook Rehabilitation Group, Inc., Interset, Inc., Cambio Networks, Inc., and the securityholders named therein, filed as Exhibit 2.1 to the Company's current report on Form 8-K dated April 22, 1998.

2.2 Agreement of Amendment, dated July 27, 1998, between Meadowbrook Rehabilitation Group, Inc., Interset, Inc., Cambio Networks, Inc., and the securityholders named therein, filed as Annex A to the Company's Joint Information/Consent Solicitation Statement on Schedule 14C dated August 14, 1998.

2.3 Secured Bridge Financial Note dated April 3, 1998, between Meadowbrook Rehabilitation Group, Inc., and Cambio Networks, Inc., filed as Exhibit
         2.2 to the Company's current report on Form 8-K dated April 22, 1998.

3.1 Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Commission File No. 33-44197).

3.2 Amended and Restated By-Laws of the Company, filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Commission File No. 33-44197).

3.3 Certificate of the Designations, Powers, Preferences, and Rights of the Series B Convertible Preferred Stock, filed as Exhibit 10.4 to the Company's Quarterly Report on Form 10 QSB for the quarter ended March 31, 1999.


3.4 Certificate of Amendment of Certificate of Incorporation, dated November 28, 2000.*



4.1      Form of Convertible Note, dated as of July 27, 2000.*



4.2      Form of Warrant, dated as of July 27, 2000.*



5.1      Opinion of Fulbright & Jaworski L.L.P.*


10.1 1994 Stock Incentive Plan of the Company filed as Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

10.2 Agreement dated February 2, 1999 by and between Harvey Glasser, the Company and certain security holders, filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.


10.3 Agreement dated February 2, 1999 by and between Imperial Loan Management Corporation, Telynx, Inc. and Medbrook Home Health, Inc., filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.

10.4 Form of Subscription Agreement, dated as of July 27, 2000, between the Company and the subscribers named therein.*


21.1 Subsidiaries of the Company, as filed as Exhibit 21.1 to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999.


23.1     Consent of BDO Seidman, LLP.

23.2     Consent of Grant Thornton LLP.

24.1     Power of Attorney.*


27.1 Financial Data Schedule, filed with the Company's Annual Report on Form 10-KSB for the year ended June 30, 2000.


--------------
* Previously filed.


ITEM 28. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

         (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                        PAGE
                                                                                                        ----
CAMBIO, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants - BDO Seidman, LLP...................................F-2
Report of Independent Certified Public Accountants - Grant Thornton, LLP................................F-3
Consolidated Financial Statements:
         Balance Sheets.................................................................................F-4
         Statements of Operations.......................................................................F-5
         Statements of Stockholders' Deficit ...........................................................F-6
         Statements of Cash Flows.......................................................................F-7
         Notes to Financial Statements..................................................................F-8 - F-17

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






To the Shareholders of
Cambio, Inc.

We have audited the accompanying consolidated balance sheet of Cambio, Inc. (a Delaware corporation) and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cambio, Inc. and subsidiaries as of June 30, 2000, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $5,385,000 during the year ended June 30, 2000, and, as of that date, the Company's liabilities exceeded its current assets and total assets by $3,179,000 and $3,117,000, respectively. These factors, among others, as discussed in Note 2 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





BDO Seidman, LLP


Dallas, Texas
September 22, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Stockholders of
Cambio, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' deficit and cash flow of Cambio, Inc. (a Delaware corporation) and subsidiaries for the year ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cambio, Inc. and subsidiaries for the year ended June 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $10,015,000 during the year ended June 30, 1999, and, as of that date, the Company's current liabilities exceeded its current assets by $1,381,000 and its total liabilities exceeded its total assets by $1,215,000. These factors, among others, as discussed in Note 2 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ GRANT THORNTON LLP

San Jose, California
September 1, 1999

                         CAMBIO, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                     June 30,         September 30,
                                     ASSETS                                            2000               2000
                                     ------                                        ------------       ------------
                                                                                                      (Unaudited)
Current Assets
    Cash and cash equivalents..................................................    $    302,000       $    514,000
    Accounts receivable........................................................         161,000            233,000
    Deposits and prepaid expenses..............................................          25,000             63,000
                                                                                   ------------       ------------
       Total Current Assets....................................................         488,000            810,000

Deferred financing cost, net...................................................              --            113,000

Property and equipment, net....................................................          62,000             77,000
                                                                                   ------------       ------------
                                                                                   $    550,000       $  1,000,000
                                                                                   ============       ============


                     LIABILITIES AND STOCKHOLDERS' DEFICIT
                     -------------------------------------

Current Liabilities
    Accounts payable and accrued liabilities...................................    $  2,496,000       $  2,309,000
    Liabilities of discontinued operations.....................................         678,000            678,000
    Notes payable to stockholders..............................................         478,000            479,000
    Deferred revenue...........................................................          15,000             83,000
                                                                                   ------------       ------------
       Total current liabilities...............................................       3,667,000          3,549,000
                                                                                   ------------       ------------

Convertible notes payable to investors.........................................              --          1,000,000

Commitments and contingencies

Stockholders' deficit
    Common stock, $.01 par value - 55,000,000 shares authorized;
       39,359,350 shares issued and outstanding................................         393,000            497,000
    Preferred stock, $.01 par value - 1,000,000 shares authorized;
       4,567 shares issued and outstanding.....................................              --                 --
    Paid-in capital............................................................      26,447,000         27,203,000
    Accumulated deficit........................................................     (29,957,000)       (31,249,000)
                                                                                   ------------       ------------
       Total stockholders' deficit.............................................      (3,117,000)        (3,549,000)
                                                                                   ------------       ------------
       Total liabilities and stockholders' deficit.............................    $    550,000       $  1,000,000
                                                                                   ============       ============

           See accompanying notes to consolidated financial statements

                         CAMBIO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             Three Months Ended
                                                                 June 30,                       September 30,
                                                       ------------------------------     -------------------------
                                                          2000               1999            2000           1999
                                                      ------------      -------------     -----------   ------------
                                                                                          (unaudited)   (unaudited)
Net revenues......................................    $    983,000      $     823,000     $   120,000   $    228,000
Cost of revenue...................................         264,000            286,000           4,000        113,000
                                                      ------------      -------------     -----------   ------------
        Gross profit..............................         719,000            537,000         116,000        115,000
                                                      ------------      -------------     -----------   ------------

Operating expenses
   Sales and marketing............................       1,121,000            245,000         277,000        293,000
   Services.......................................         421,000            214,000         123,000        187,000
   Research and development.......................         594,000            280,000         173,000        131,000
   Administrative and general expenses............       3,894,000          3,912,000         809,000        696,000
                                                      ------------      -------------     -----------   ------------
        Total operating expenses..................       6,030,000          4,651,000       1,382,000      1,307,000
                                                      ------------      -------------     -----------   ------------
        Loss from operations......................      (5,311,000)        (4,114,000)     (1,266,000)    (1,192,000)

Other income (expense)
   Interest income................................          24,000             13,000               --        11,000
   Interest expense...............................         (98,000)           (66,000)        (26,000)       (19,000)
   Write-off of goodwill..........................              --         (4,850,000)             --             --
   Other, net.....................................              --             15,000              --             --
                                                      ------------      -------------     -----------   ------------
        Total other expense.......................         (74,000)        (4,888,000)        (26,000)        (8,000)
                                                      ------------      -------------     -----------   ------------

   Loss from continuing operations................      (5,385,000)        (9,002,000)     (1,292,000)    (1,200,000)

Discontinued operations
   Loss from disposal of discontinued operations..              --         (1,013,000)             --             --
                                                      ------------      -------------     -----------   ------------

   Loss from discontinued operations..............              --         (1,013,000)             --             --
                                                      ------------      -------------     -----------   ------------

Net loss..........................................    $ (5,385,000)     $ (10,015,000)    $(1,292,000)  $ (1,200,000)
                                                      ============      =============     ===========   ============


Basic and diluted net loss per common share-
  continued operations............................    $     (0.38)      $       (2.52)    $     (0.03)  $      (0.30)
Basic and diluted net loss per common share-
  discontinued operations.........................    $         --      $       (0.28)    $        --   $         --
                                                      ------------      ------------      -----------   ------------
Basic and diluted net loss per common share.......    $      (0.38)     $       (2.80)    $     (0.03)  $      (0.30)
                                                      ============      =============     ===========   ============

Weighted average shares outstanding...............      14,190,965          3,574,460      43,428,492      3,968,961
                                                      ============      =============     ===========   ============

           See accompanying notes to consolidated financial statements

                          CAMBIO, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 2000


                                     Preferred Stock             Class A                 Class B
                                    ------------------    ---------------------   ---------------------
                                    Shares     Amount       Shares      Amount      Shares      Amount
                                    -------    -------    ----------   --------   ----------   --------
      Balance June 30, 1998              --    $    --     1,434,069   $ 14,000    1,159,500   $ 12,000

         Net Loss                        --         --            --         --           --         --

         Issuance of Common
           Stock in connection
           with Cambio Networks,
           Inc. acquisition              --         --     1,238,842         --       12,000         --

         Conversion of debt into
           preferred stock           14,073         --            --         --           --         --

         Issuance of Preferred
           Stock                     37,000      1,000            --         --           --         --

         Conversion of Class B
           to Class A stock              --         --     1,159,500     12,000   (1,159,500)   (12,000)
                                    -------    -------    ----------   --------   ----------   --------
      Balance, June 30, 1999         51,073      1,000     3,832,411     38,000           --         --

         Net Loss                        --         --            --         --           --         --

         Issuance of Common Stock
           including 7,186,000
           shares issued for
           proceeds of $1,483,000        --         --    12,273,939    123,000           --         --

         Conversion of Preferred
           Stock into Class A
           stock                    (46,506)    (1,000)   23,253,000    232,000          --          --

         Options Granted and
           Warrants Issued               --         --            --         --           --         --
                                    -------    -------    ----------   --------   ----------   --------
      Balance, June 30, 2000          4,567         --    39,359,350    393,000           --         --

         Net Loss (unaudited)            --         --            --         --           --         --

         Issuance of Common
           Stock (unaudited)             --         --     8,300,000     83,000           --         --

         Conversion of Preferred
           Stock to Class A Stock
           (unaudited)               (4,067)        --     2,100,000     21,000           --         --
                                    -------    -------    ----------   --------   ----------   --------
      Balance, September 30, 2000
        (unaudited)                     500    $    --    49,759,350   $497,000           --         --
                                    =======    =======    ==========   ========   ==========   ========




                                                                          Total
                                         Paid-in      Accumulated     Stockholders'
                                         Capital        Deficit          Deficit
                                       -----------    ------------    -------------
      Balance June 30, 1998            $17,605,000    $(14,557,000)   $  3,074,000

         Net Loss                               --     (10,015,000)    (10,015,000)

         Issuance of Common
           Stock in connection
           with Cambio Networks,
           Inc. acquisition                607,000              --         619,000

         Conversion of debt into
           preferred stock               1,407,000              --       1,407,000

         Issuance of Preferred
           Stock                         3,699,000              --       3,700,000

         Conversion of Class B
           to Class A stock                     --              --              --
                                       -----------    ------------    ------------
      Balance, June 30, 1999            23,318,000     (24,572,000)     (1,215,000)

         Net Loss                               --      (5,385,000)     (5,385,000)

         Issuance of Common Stock
           including 7,186,000
           shares issued for
           proceeds of $1,483,000        3,127,000              --       3,250,000

         Conversion of Preferred
           Stock into Class A
           stock                          (231,000)             --              --

         Options Granted and
           Warrants Issued                 233,000              --         233,000
                                       -----------    ------------    ------------
      Balance, June 30, 2000            26,447,000     (29,957,000)     (3,117,000)

         Net Loss (unaudited)                   --      (1,292,000)     (1,292,000)

         Issuance of Common
           Stock (unaudited)               777,000              --         860,000

         Conversion of Preferred
           Stock to Class A Stock
           (unaudited)                     (21,000)             --              --
                                       -----------    ------------    ------------
      Balance, September 30, 2000
        (unaudited)                    $27,203,000    $(31,249,000)   $ (3,549,000)
                                       ===========    ============    ============

           See accompanying notes to consolidated financial statements

                          CAMBIO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Three Months Ended
                                                                  June 30,                    September 30,
                                                        ----------------------------    ---------------------------
                                                           2000             1999            2000           1999
                                                        -----------    -------------    -----------    ------------
                                                                                        (unaudited)    (unaudited)
Cash flows from operating activities:
  Net loss ..........................................   $(5,385,000)   $ (10,015,000)   $(1,292,000)   $ (1,200,000)
  Adjustments to reconcile net loss to cash used
    in operating:
      Depreciation and amortization.................         97,000          195,000         28,000          28,000
      Write-off of goodwill.........................             --        4,850,000             --              --
      Expenses and settlements paid with equity.....      1,594,000               --        161,000          17,000
      Gain on sale of equipment.....................             --           (2,000)            --              --
      Loss from discontinued operations.............             --        1,013,000             --              --
      Changes in assets and liabilities:
        Receivables.................................         42,000           (5,000)       (72,000)          3,000
        Prepaid expenses............................         10,000           60,000        (38,000)         10,000
        Other assets................................         12,000          (25,000)            --              --
        Net assets of discontinued operations.......             --         (211,000)            --              --
        Accounts payable and accrued liabilities            214,000           74,000       (187,000)         40,000
        Deferred revenue............................        (77,000)        (123,000)        68,000         (88,000)
                                                        -----------    -------------    -----------    ------------
          Net cash used in operating activities......    (3,493,000)      (3,289,000)    (1,332,000)    (1,190,000)
                                                        -----------    -------------    -----------    ------------

Cash flows from investing activities:
  Proceeds from sale of equipment....................            --           25,000             --              --
  Additions to property and equipment................       (18,000)        (143,000)       (36,000)         (9,000)
  Cash advanced to acquired company..................            --         (638,000)            --              --
  Costs related to acquisition.......................            --         (100,000)            --              --
                                                        -----------    -------------    -----------    ------------
          Net cash used in investing activities.....        (18,000)        (856,000)       (36,000)        (9,000)
                                                        -----------    -------------    -----------    ------------
Cash flows from financing activities:
  Proceeds from issuance of convertible debt.........            --               --        880,000              --
  Proceeds from issuance of common stock.............     1,483,000        3,700,000        675,000              --
  Proceeds from exercise of stock options............            --               --         24,000          36,000
  Borrowings on debt.................................       407,000           64,000             --              --
  Net proceeds of loans collateralized by assets of
    discontinued operations.........................             --          678,000             --              --
  Decrease in restricted cash........................            --          302,000             --              --
  Other..............................................            --               --          1,000              --
                                                        -----------    -------------    -----------    ------------
          Net cash provided by financing
            activities..............................      1,890,000        4,744,000      1,580,000          36,000
                                                        -----------    -------------    -----------    ------------
Net increase (decrease) in cash and cash
  equivalents.......................................     (1,621,000)         599,000        212,000      (1,163,000)
Cash and cash equivalents, beginning of period......      1,923,000        1,324,000        302,000       1,923,000
                                                        -----------    -------------    -----------    ------------
Cash and cash equivalents, end of period............    $   302,000    $   1,923,000    $   514,000    $    760,000
                                                        ===========    =============    ===========    ============
Supplemental disclosure of cash flow information:
      Interest paid ................................    $    17,000    $      21,000    $        --    $     11,515
      Income taxes paid ............................    $        --    $          --    $        --    $         --

Supplemental disclosure of non-cash investing and financing activities:

  Purchase of Cambio Networks, Inc.
  Common stock issued to seller.....................             --          619,000             --              --
  Liabilities assumed (including cash advanced
    prior to acquisition of $1,513,000).............             --        4,658,000             --              --

           See accompanying notes to consolidated financial statements

                          CAMBIO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Acquisition costs...................................             --          100,000             --              --
                                                        -----------    -------------    -----------    ------------
  Assets acquired (including goodwill of
    $4,875,000)                                         $        --    $   5,377,000    $        --    $         --
                                                        ===========    =============    ===========    ============
Conversion of debt into preferred stock.............    $        --    $   1,207,000    $        --    $         --
                                                        ===========    =============    ===========    ============
Conversion of debt into common stock................    $   406,000    $          --    $        --    $         --
                                                        ===========    =============    ===========    ============
Conversion of preferred stock into common stock.....    $   232,000    $          --    $        --    $         --
                                                        ===========    =============    ===========    ============

           See accompanying notes to consolidated financial statements

                          CAMBIO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND OPERATIONS

         Cambio, Inc. ("Cambio" or the "Company"), formerly Meadowbrook Rehabilitation Group, Inc., acquired Cambio Networks, Inc. ("Networks") on September 14, 1998. The Company currently provides professional services and supplies software products for operations support systems of telecommunications networks. The Company's primary product is netRunner(TM). The Company's corporate headquarters is in Dallas, Texas. The Company's accounting, finance, and research and development functions are located in El Paso, Texas. The Company also has sales executives located in the United Kingdom and Egypt.

         Prior to the acquisition of Networks, the Company provided outpatient, home health, and traditional acute, sub-acute and post-acute comprehensive rehabilitation services through several subsidiaries. In the fourth quarter of fiscal 1998, the Company's Board of Directors decided to discontinue the Company's remaining rehabilitation operations due to continued losses and a diminishing market for the Company's services. Previously, several of the Company's service locations and units had been sold or otherwise disposed. In connection with the decision to discontinue the remaining operations, the Company recorded a charge of $1,563,000 for the write down of tangible and intangible assets, termination and severance costs and other costs of disposal. As of June 30, 1998, all health care operations had substantially ceased and the Company's assets consisted almost exclusively of cash and accounts receivable.

         On February 2, 1999, Cambio transferred all of the issued and outstanding stock of the discontinued healthcare subsidiaries (the "Subsidiaries") to Imperial Loan Management Corporation ("Imperial"), an affiliate of the Company's former Chairman and CEO, Harvey Wm. Glasser M.D. Dr. Glasser, who in February 1999 resigned his position as CEO and in March 1999 resigned from the Board of Directors, is overseeing the liquidation of the Subsidiaries on behalf of Imperial. The Company received no proceeds from the transfer. Prior to the transfer, Imperial loaned $900,000 to the Subsidiaries and Cambio, represented by 10% notes payable. Imperial will use its best efforts to liquidate each of the Subsidiaries, settle outstanding obligations and collect all amounts receivable. Cambio remains a guarantor of the Imperial loans, amounting to $678,000 as of June 30, 2000. Upon liquidation of the Subsidiaries and settlement of the outstanding indebtedness, Cambio is entitled to receive one-half of the proceeds remaining after payment of Imperial's expenses. At June 30, 2000, the assets and liabilities of the discontinued businesses consist primarily of the accounts receivable and the Imperial loans. The Company considers the realization of the remaining assets to be unlikely and the assets have been fully provided for. All other material obligations of the Subsidiaries have been settled except for the Imperial loans.

Results of discontinued operations are as follows:

                                                                                         2000              1999
                                                                                    --------------    --------------

         Net revenues.........................................................      $           --    $           --
         Net expenses.........................................................                  --                --
                                                                                    --------------    --------------

         Net loss from operations of discontinued businesses..................      $           --    $           --
                                                                                    ==============    ==============

         Net loss on disposal of discontinued businesses......................      $           --    $   (1,013,000)
                                                                                    ==============    ===============

         The operations of Networks are reflected in the Company's fiscal year 1999 results from the date that Networks was acquired by the Company. Pro forma results for 1999 are not presented, as the results would not be materially different than the results reported.

NOTE 2 - GOING CONCERN

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred net losses of $5,385,000 and $10,015,000 during the years ended June 30, 2000 and 1999, and, as of June 30, 2000, the Company's liabilities exceeded its current assets and total assets by $3,179,000 and $3,117,000, respectively. These conditions give rise to substantial doubt about the Company's ability to continue as a going concern.

         In addition to the subscription agreement mention below, the Company continues to seek additional funding through various financing arrangements. The Company plans to fund its operations for the next twelve months from additional proceeds, as discussed in Note 11, and ongoing operations. If the investors in the subscription agreement default, the Company's liquidity will be impaired, which could have a material adverse effect on its business.

         As discussed in Note 11, subsequent to year-end the Company entered into a Subscription Agreement (the "Subscription Agreement") whereby the Company offered for sale up to $17,000,000 principal amount of 6% convertible notes (the "Notes") and issuance of common stock purchase warrants, as defined in the Subscription Agreement. Through September 22, 2000, the Company sold $1,000,000 in Notes with proceeds, net of fees, of $880,000.

NOTE 3 - SUMMARY OF ACCOUNTING POLICIES

         A summary of the Company's significant accounting policies applied in the preparation of the accompanying financial statements follows.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

         The consolidated financial statements as of September 30, 2000 and for the three months ended September 30, 2000 and 1999 are unaudited, and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments consisting of normal recurring accruals necessary to present fairly the information set forth therein. Results for interim periods are not indicative of results to be expected for an entire year.

REVENUE RECOGNITION

         Revenue is recognized when earned in accordance with American Institute of Certified Public Accountants Statements of Position ("SOP") 97-2, "Software Revenue Recognition" as amended by SOP 98-9. Revenue from products licensed to customers directly is recorded when the software has been delivered. Maintenance revenue is recognized ratably over the contract period. Revenue from professional services are recorded monthly when the services are performed and invoiced. Provisions are recorded for returns and bad debts.

CONSOLIDATION

         The consolidated financial statements include the accounts of Cambio and Networks. All significant intercompany accounts and transactions have been eliminated.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for under the straight-line method in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, which range from one to five years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the assets.

RESEARCH AND DEVELOPMENT COSTS

         All expenditures for research and development are expensed when incurred. Software development costs are charged to expense until technological feasibility of the computer software product has been established. No software development costs have been capitalized to date, as costs incurred after establishing technological feasibility have been immaterial.

INCOME TAXES

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When management determines that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of cash and cash equivalents, accounts receivables and accounts payables approximates carrying value due to the short maturity of such instruments. The fair value of debt with related parties is not readily determinable due to the terms of the debt and no comparable market for such debt.

USE OF ESTIMATES

         In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS PER SHARE

         Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive potential common shares outstanding during the period. Potential common shares, consist of options and warrants, have not been included in computing diluted EPS for 2000 and 1999 as their effects are antidilutive.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. Cash equivalents are maintained with high quality institutions and are regularly monitored by management. The Company extends credit to its customers, most of whom are large, established companies. Credit risk is mitigated by performing ongoing credit evaluations of its customers' financial condition. The Company generally does not require collateral. The Company provides an allowance for expected uncollectible amounts and actual amounts not collected have been within management's expectations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

         The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued To Employees." The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting For Stock-Based Compensation."

SEGMENT REPORTING

         The Company currently has one operating segment based on the markets in which the Company operates and the information used to manage the business. Identifiable assets held outside the United States are not material. Revenues attributable to customers outside the United States, amounted to $665,000 and $147,000, primarily in Egypt and Malaysia, respectively, in 2000 and $479,000, primarily in Egypt, in 1999.

GOODWILL

         In 1999, the Company recorded an impairment loss on the goodwill associated with the Networks acquisition, as the products obtained in the acquisition were no longer being sold by the Company.

NEW ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Board has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, which is effective for financial statements issued for periods beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption is not expected to materially impact the results of operations, financial position and financial statement disclosures in the period in which it is adopted, and is not expected to have a significant impact on future financial statements.

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SFAS 101"), "Revenue Recognition in Financial Statements." SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In June 2000, the SEC issued SAB 101B that delayed the implementation date of SAB 101 until the quarter ended December 31, 2000 with retroactive application to the beginning of our fiscal year. The Company does not expect the adoption of SAB 101 to have a material impact on its financial position of results of operations.

         In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB No. 25" ("FIN 44"). FIN 44 clarified the application of Opinion No. 25 for certain issues including: (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. In general, FIN 44 is effective July 1, 2000. The Company does not expect the adoption of FIN 44 to have a material impact on its financial position or results of operations.

RECLASSIFICATIONS

         Certain items in 1999 have been reclassified to conform to the 2000 presentation. These reclassifications have no effect on the Company's financial position or results of operations.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                                                         June 30,
                                                                                                           2000
                                                                                                        -----------
         Office and computer equipment............................................................      $   289,000
         Leasehold improvements...................................................................           27,000
                                                                                                        -----------
                                                                                                            316,000
         Less accumulated depreciation and amortization ..........................................          254,000
                                                                                                        -----------
                                                                                                        $    62,000
                                                                                                        ===========

NOTE 5 - NOTES PAYABLE TO STOCKHOLDERS

         The Company has promissory notes payable to common stockholders of $250,000, bearing interest at 7% per annum, due on demand, collateralized by first position on all assets of the Company.

         In addition, during fiscal 2000 the Company entered into an unsecured promissory note agreement with an executive officer of the Company in the amount of $245,000. This note, bearing interest at 8% per annum, is due on demand. At June 30, 2000 the balance due under this note was $228,000.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

LEASES

         The Company leases its office and service facilities and certain equipment under noncancelable and month-to-month operating lease agreements, which expire at various dates through 2005. Future minimum lease payments under these agreements for the fiscal years ending June 30, are as follows:

         2001  ...................................................................................      $   241,000
         2002  ...................................................................................          126,000
         2003  ...................................................................................          111,000
         2004  ...................................................................................          104,000
         2005  ...................................................................................          104,000
                                                                                                        -----------
                                                                                                        $   686,000
                                                                                                        ===========

         Rent expense for the years ended June 30, 2000 and 1999 was $309,000 and $419,000, respectively.

CONTINGENCIES

         The Company is subject to Value Added Tax in the United Kingdom resulting from the acquisition of Networks and is currently in the process of finalizing the tax liability for all years since 1995. Management believes any liability the Company may owe will not be material to the financial statements.

         The Company is involved in certain claims and lawsuits occurring in the normal course of business. Management, after consultation with outside legal counsel, does not believe that the outcome of these actions would have a material impact on the financial statements of the Company.

NOTE 7 - EMPLOYEE BENEFIT PLANS

         The Company has a defined contribution savings plan (401(k)) covering substantially all employees who have completed three months of service. At the discretion of the Board of Directors, the Company can match 50% of employee contributions up to a total contribution of 3% of each employee's annual salary. There were no employer contributions in 2000 and 1999.

NOTE 8 - STOCKHOLDERS' EQUITY

COMMON STOCK

         The Company has authorized 50,000,000 shares of Class A and 5,000,000 shares of Class B Common Stock. During 1999, all shares of Class B Common Stock were converted into Class A Common Stock.

         During 2000, the Company exchanged 2,348,000 shares of Class A Common Stock as compensation for services. Expenses of $1,504,000 have been recognized in connection with these issuances.

SALE OF PREFERRED STOCK

         During 1999, the Company's Board of Directors approved the issuance of up to 62,500 shares of a newly created Convertible Preferred Stock designated as Series B (the "Preferred Stock") for $100 per share. Each share of Preferred Stock is convertible into 500 shares of the Company's Class A Common Stock and is entitled to receive dividends in an amount equal to the equivalent per share dividend declared on the Class A Common Stock when and as declared by the Board of Directors. During 2000, certain preferred shareholders elected to convert 46,506 shares of Preferred Stock into 23,253,000 shares of Class A Common Stock.

STOCK DIVIDEND

         In April 1998, the Company effected a three for two stock split paid as a dividend in the form of shares at the rate of one share for every two shares of stock owned at the date of reward. The Company has retroactively reflected the stock dividend in the financial statements for all periods presented.

CONVERSION OF DEBT TO EQUITY

         During 2000, the Company converted notes payable of $178,000 into 790,000 shares of the Company's Class A Common Stock. Also during 2000, the Company converted trade payables and other liabilities of $228,000 into 608,000 shares of the Company's Class A Common Stock.

         In February 1999 and May 1999, the Company converted debt and accrued interest of $1,057,000 and $350,000 into 10,573 and 3,500 shares of the Company's Preferred Stock.

STOCK PLAN

         The Company has in place the 1994 Stock Incentive Plan which has 1,022,500 shares available for grant. No options are outstanding from this plan. Nonqualified stock options granted to employees in 1999 outside the 1994 plan generally vest within three years and terminate ten years from the date of grant.

Employee stock option activity is summarized as follows:

                                                                                                   Weighted
                                                                                                    Average
                                                                                                   Exercise
                                                                                                     Price
                                                                                   Shares          Per Share
                                                                                ------------      -----------
         Balance at June 30, 1998............................................         30,000      $      2.73
              Granted........................................................      2,567,000              .20
              Exercised......................................................                              --
              Cancelled......................................................        (30,000)            2.73
                                                                                ------------      -----------

         Balance at June 30, 1999............................................      2,567,000      $       .20
              Granted........................................................      3,684,000              .20
              Exercised......................................................     (1,728,000)             .20
              Cancelled......................................................     (1,288,000)             .20
                                                                                ------------      -----------

         Balanced at June 30, 2000                                                 3,235,000      $       .20
                                                                                ============      ===========

         The following table summarizes information about stock options outstanding as of June 30, 2000:

                                                     Weighted           Weighted
                                                      Average            Average
         Exercise             Number                 Exercise           Remaining                   Number
          Price            Outstanding                Price            Life (Years)              Exercisable
         --------          -----------               --------          ------------              -----------
         $  .20             3,235,000                $   .20               5                      1,325,000

         The following table depicts the Company's pro forma results had compensation expense for employee stock options been determined based on the fair value at the grant dates as prescribed in SFAS No. 123:

                                                                                    2000               1999
                                                                                -------------     --------------
         Net loss applicable to common shareholders..........................
              As reported....................................................   $  (5,385,000)    $  (10,015,000)
              Pro forma......................................................      (5,594,000)       (10,329,000)

         Basic and diluted net loss per share................................
              As reported....................................................   $        (.38)    $        (2.80)
              Pro forma......................................................            (.39)             (2.89)

         The fair value of each option grant was determined using the Black-Scholes model. The weighted average fair value of options granted to employees was $.24 and $.20 in 2000 and 1999, respectively. The following weighted average assumptions were used to perform the calculations: expected life of 5 years; interest rate of 6%; volatility of 205% in 2000 and 390% in 1999; and no dividend yield. The pro forma disclosures above may not be representative of pro forma effects on reported financial results for future years.

         During 2000, the Company issued 250,000 shares of Class A Common Stock to an employee of the Company. Compensation expense of $90,000 has been recognized in connection with this issuance.

WARRANTS/OPTIONS

         On May 3, 1999, the Company sold 39,000 shares of preferred stock and issued 1,256,000 warrants to purchase 1,256,000 shares of class A common stock of the Company at $0.20 per share. The warrants were issued as a fee for the sale of the preferred stock. The warrants expire May 6, 2004. During 2000, the holders of these warrants exercised 1,085,000 warrants under a cashless exercise feature of the grant.

         During February 2000, the Company issued 2,000,000 warrants to purchase Class A Common Stock in connection with the sale of 667,000 shares of Class A Common Stock. These warrants are exercisable into 2,000,000 shares of the Class A Common Stock at $0.15 per share. Of these warrants 500,000 were issued as a fee for the sale of the common stock. The warrants were exercised during 2000.

DELISTING OF CLASS A COMMON STOCK FROM NASDAQ

         On October 20, 1998, the Company received notice of a decision by the NASDAQ Stock Market to delist the Company's Class A Common Stock from the NASDAQ National Market effective with the close of business on October 20, 1998. Additionally, at that time, the Company did not meet, and currently does not meet, the requirements to transfer its listing to the NASDAQ SmallCap Market. Accordingly, trading in the Company's Class A Common Stock is being conducted on the OTC Bulletin Board.

NOTE 9 - INCOME TAXES

         No provision for taxes was made in 2000 or 1999 due to the losses in each year. The Company increased the valuation allowance on net deferred tax assets by $1,073,000 and $3,085,000 in 2000 and 1999.

         The primary differences between the statutory federal tax rate and the effective rate are the change in the valuation allowance provided against deferred tax assets and a change in the effective tax rate of the Company as a result of the discontinuation of rehabilitation operations and the acquisition of Networks. The Company has $23,396,000 of net operating loss carryforwards for federal purposes and associated state net operating loss carryforwards, which expire at various dates through 2020. Current federal and state tax law includes certain provisions limiting the annual use of net operating loss carryforwards in the event of certain defined changes in stock ownership. The annual use of the Company's net operating loss carryforwards are limited according to these provisions.

         Deferred income taxes are comprised of the following at June 30, 2000:

         Accruals not currently deductible.....................     $   201,000
         Tax loss carry forwards...............................       7,955,000
                                                                    -----------
         Total deferred income tax assets......................       8,156,000
         Less valuation allowance..............................      (8,156,000)
                                                                    -----------
         Net deferred income tax assets........................     $        --
                                                                    ===========

NOTE 10 - MAJOR CUSTOMERS

         In 2000 the Company had sales in excess of 10% to two customers amounting to $665,000 and $147,000. The customers accounted for 68% and 15% of net revenues, respectively.

         In 1999, the Company had sales in excess of 10% to three customers amounting to $429,000, $117,000 and $96,000. The customers accounted for 52%, 14% and 12%, respectively, of net revenues.

NOTE 11 - SUBSEQUENT EVENTS

         In July 2000, the Company increased its authorized Class A common shares from 50,000,000 shares to 200,000,000 shares.

         The Company settled certain litigation with a vendor for 74,293 Class A common shares in July 2000.

         In July 2000, the Company entered into a Subscription Agreement, whereby up to $17,000,000 principal amount of 6% convertible notes were offered for sale, as well as associated stock purchase warrants (the "Warrants"). The maturity date of the Notes is July 1, 2003. The Notes are subject to certain performance covenants and registration rights, as defined in the Subscription Agreement. The Notes convert at the option of the holder and subject to certain mandatory and optional redemption, as defined. The Warrants grant certain put provisions to the holder, as defined in the Subscription Agreement.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Paso and State of Texas on the 18th day of December, 2000.

                                       Telynx Inc.


                                       By: /s/ Ali Al-Dahwi
                                          ---------------------------
                                          Ali Al-Dahwi
                                          Chief Executive Officer and
                                          Director



Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



  /s/ Ali Al-Dahwi          Chief Executive Officer and Director         December 18, 2000
-------------------         (Principal Executive Officer)
Ali Al-Dahwi

/s/ Kent Van Houten         Chief Financial Officer and Director         December 18, 2000
-------------------         (Principal Accounting Officer)
Kent Van Houten

/s/      *                  Director                                     December 18, 2000
-------------------
Phillip Chapman

*By:  /s/ Ali Al-Dahwi
----------------------
 As Attorney In fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION OF DOCUMENT
-------                           -----------------------
2.1      Agreement and Plan of Merger, dated April 3, 1998, between Meadowbrook
         Rehabilitation Group, Inc., Interset, Inc., Cambio Networks, Inc., and
         the securityholders named therein, filed as Exhibit 2.1 to the
         Company's current report on Form 8-K dated April 22, 1998.

2.2      Agreement of Amendment, dated July 27, 1998, between Meadowbrook
         Rehabilitation Group, Inc., Interset, Inc., Cambio Networks, Inc., and the securityholders named therein, filed as Annex A to the Company's
         Joint Information/Consent Solicitation Statement on Schedule 14C dated
         August 14, 1998.

2.3      Secured Bridge Financial Note dated April 3, 1998, between Meadowbrook
         Rehabilitation Group, Inc., and Cambio Networks, Inc., filed as Exhibit
         2.2 to the Company's current report on Form 8-K dated April 22, 1998.

3.1 Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1
         (Commission File No. 33-44197).

3.2 Amended and Restated By-Laws of the Company, filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Commission File No.
         33-44197).

3.3      Certificate of the Designations, Powers, Preferences, and Rights of the
         Series B Convertible Preferred Stock, filed as Exhibit 10.4 to the
         Company's Quarterly Report on Form 10-QSB for the quarter ended March
         31, 1999.


3.4      Certificate of Amendment of Certificate of Incorporation, dated
         November 28, 2000.*



4.1      Form of Convertible Note, dated as of July 27, 2000.*



4.2      Form of Warrant, dated as of July 27, 2000.*



5.1      Opinion of Fulbright & Jaworski L.L.P.*


10.1     1994 Stock Incentive Plan of the Company filed as Exhibit 10.1 to the
         Company's Annual Report on Form 10-K for the fiscal year ended June 30,
         1995.

10.2     Agreement dated February 2, 1999 by and between Harvey Glasser, the
         Company and certain security holders, filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended
         December 31, 1998.


10.3     Agreement dated February 2, 1999 by and between Imperial Loan
         Management Corporation, Telynx, Inc. and Medbrook Home Health, Inc., filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998.




10.4     Form of Subscription Agreement, dated as of July 27, 2000, between the
         Company and the subscribers named therein.*


21.1     Subsidiaries of the Company, filed as Exhibit 21.1 to the Company's
         Annual Report on Form 10-KSB for the year ended June 30, 1999.


23.1     Consent of BDO Seidman, LLP.

23.2     Consent of Grant Thornton LLP.



24.1     Power of Attorney.*


27.1     Financial Data Schedule, filed with the Company's Annual Report on Form
         10-KSB for the year ended June 30, 2000 and incorporated herein by reference.



----------
*  Previously filed.